UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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SPAN-AMERICA MEDICAL SYSTEMS, INC.

Name of the Registrant as Specified In Its Charter

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SPAN-AMERICA MEDICAL SYSTEMS, INC.

Post Office Box 5231

Greenville, South Carolina 29606-5231

____________________________________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

February 22, 2017

____________________________________________________

TO THE SHAREHOLDERS OF SPAN-AMERICA MEDICAL SYSTEMS, INC.

Notice is hereby given that the Annual Meeting of Shareholders (the “Annual Meeting”) of Span-America Medical Systems, Inc. (the “Company”) will be held at the Company’s headquarters at 70 Commerce Center, Greenville, South Carolina, on February 22, 2017, at 9:00 a.m. EST, for the following purposes:

1)	to elect three directors for 3-year terms expiring at the 2020 Annual Meeting;
2)	to hold an advisory vote on executive compensation;
3)	to hold an advisory vote on the frequency of executive compensation advisory votes;
4)	to approve the 2017 Equity Incentive Plan;
5)	to approve the selection of Elliott Davis Decosimo, LLC as the Company’s independent registered public accounting firm for fiscal year 2017; and
6)	to transact any other business that properly comes before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has selected the close of business on January 9, 2017 as the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting. The approximate mailing date of these Proxy Materials to our shareholders is January 23, 2017. Pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected the “full set delivery” option to deliver our proxy materials to our shareholders. Nonetheless, this Notice of Annual Meeting of Shareholders and our proxy statement, proxy card and annual report are available at http://www.irinfo.com/span/html/annrep.htm.

YOU ARE REQUESTED TO COMPLETE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON. THE PROXY WILL BE RETURNED TO ANY SHAREHOLDER WHO IS PRESENT IN PERSON AT THE ANNUAL MEETING AND REQUESTS SUCH RETURN.

By Order of the Board of Directors,

/s/ Richard C. Coggins

Richard C. Coggins
Secretary

January 20, 2017

Greenville, South Carolina

Please Return the Enclosed Proxy Immediately

Span-America Medical Systems, Inc.

Proxy Statement

Annual Meeting of Shareholders

February 22, 2017

Notice of Annual Meeting of Shareholders		Cover

Proposals to be Voted Upon		2
Item 1 –	Election of Directors	2
Item 2 –	Advisory Vote on Executive Compensation	7
Item 3 –	Advisory Vote on Selecting the Frequency of Holding Advisory Votes on Executive Compensation	7
Item 4 –	Approval of the 2017 Equity Incentive Plan	8
Item 5 –	Approval of the Selection of the Company’s Independent Registered Public Accounting Firm	15

Corporate Governance		16
Director Independence		16
Meetings and Committees of the Board of Directors		17
Board Leadership Structure and Role in Risk Oversight		18
Director Nominating Process		19
Director Compensation		21
Compensation Committee Interlocks and Insider Participation		21
Communications Between Shareholders and Board of Directors		22
Attendance at the Annual Meeting of Shareholders		22
Code of Business Conduct and Ethics		22
Website Access to Corporate Governance Documents		22
Audit Committee Report		22

Executive Officers		23

Compensation of Executive Officers		25
Compensation Discussion and Analysis		25
Compensation Committee Report		35
Summary Compensation Table for Fiscal Year 2016		36
Grants of Plan-Based Awards		38
Outstanding Equity Awards at October 1, 2016		38
Option Exercises in Fiscal Year 2016		39
Potential Payments Upon Termination or Change in Control		40

Equity Compensation Plans		42

Security Ownership of Certain Beneficial Owners and Management		42

Section 16(a) Beneficial Ownership Reporting Compliance		44

Certain Relationships and Related Transactions		44

Additional Information		45

Appendix A – Span-America Medical Systems, Inc. 2017 Equity Incentive Plan		A-1

SPAN-AMERICA MEDICAL SYSTEMS, INC.

Post Office Box 5231

Greenville, South Carolina 29606-5231

(864) 288-8877

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

February 22, 2017

Solicitation of Proxies

This Notice of Annual Meeting, Proxy Statement and Proxy (these “Proxy Materials”) are being furnished to shareholders in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Span-America Medical Systems, Inc. (the “Company” or “Span-America”), to be voted at the annual meeting of shareholders (the “Annual Meeting”) to be held at 9:00 a.m. EST on February 22, 2017, at the Company’s headquarters at 70 Commerce Center, Greenville, South Carolina 29615. The approximate mailing date of these Proxy Materials is January 23, 2017.

Voting at the Annual Meeting

Shareholders of record at the close of business on January 9, 2017 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. At the close of business on such record date, there were outstanding 2,755,625 shares of the Company’s no par value common stock (the “Common Stock”). The Common Stock is the only class of voting securities of the Company. Holders of shares of Common Stock are entitled to one vote for each share held on the Record Date on all matters presented for action by the shareholders. The presence, either in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock of the Company as of the Record Date is necessary to constitute a quorum at the Annual Meeting. All shares represented by valid proxies received prior to the Annual Meeting and not revoked before they are exercised will be voted in accordance with specifications thereon. If no contrary instructions are indicated, all shares represented by a proxy will be voted (i) FOR the election to the Board of the nominees described herein, (ii) FOR approval of executive compensation described herein, (iii) to hold an advisory vote on executive compensation every two years, (iv) FOR approval of the 2017 Equity Incentive Plan, (v) FOR approval of the selection of Elliott Davis Decosimo, LLC as the Company’s independent registered public accounting firm for fiscal year 2017 and (vi) in the discretion of the proxy holders as to all other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Shares will be tabulated by inspectors of election appointed by the Company, with the aid of the Company’s transfer agent. The inspectors will not be directors or nominees for director. The inspectors shall determine, among other things, the number of shares represented at the Annual Meeting, the existence of a quorum and the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, determine the result, and do such acts as are proper to conduct the election and voting with fairness to all shareholders. A quorum will be present if holders of a majority of the shares of Common Stock outstanding on the Record Date are present in person or represented by proxy at the Annual Meeting. If a quorum is present, directors are elected by a plurality of votes cast. The advisory vote on executive compensation will be approved if a quorum is present and a majority of the votes cast are “For” the proposal. The advisory vote on the frequency of holding advisory votes on executive compensation will be determined by a plurality of votes cast. The vote on the 2017 Equity Incentive Plan will be approved if a quorum is present and a majority of the votes cast are “For” the proposal. The selection of Elliott Davis Decosimo, LLC as the Company’s independent registered public accounting firm for fiscal year 2017 will be approved if a quorum is present and a majority of votes cast are “For” approval. Abstentions and broker non-votes are each included in the determination of the number of shares present at the meeting, and thus are counted for purposes of determining whether a quorum is present at the meeting. However, abstentions and broker non-votes will have no effect on any of the matters to be voted on.

Revocation of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by: (i) filing with the Secretary of the Company, at or before the Annual Meeting, a written notice of revocation bearing a later date than the proxy; (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at or before the Annual Meeting; or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice revoking a proxy should be sent to: Span-America Medical Systems, Inc., Post Office Box 5231, Greenville, South Carolina 29606-5231, Attention: Secretary.

PROPOSALS TO BE VOTED UPON

ITEM 1 – ELECTION OF DIRECTORS

The number of the Company’s directors is currently set at nine persons in accordance with the Company’s Articles of Incorporation. As provided in the Company’s Articles of Incorporation, the Board is divided into three classes of directors, with each class being comprised of three persons who serve separate three-year terms. The Board has nominated Thomas F. Grady, Jr., Dan R. Lee and Thomas J. Sullivan to serve as directors for terms that will expire at the earlier of the 2020 annual meeting of shareholders or when their successors are duly elected. Mr. Grady, however, will turn 75 years old during 2017 and therefore will be required by the Company’s bylaws to resign effective as of the date of the Company’s 2018 annual meeting of shareholders, so, if Mr. Grady is elected at the Annual Meeting, it will be necessary to elect a replacement for him at the 2018 annual meeting of shareholders to serve the remaining two years of his term.

Unless authority to vote with respect to the election of one or more nominees is “WITHHELD,” it is the intention of the persons named in the accompanying proxy to vote such proxy for the election of the nominees set forth below. All nominees are United States citizens. In the event that any of the nominees for director should become unavailable to serve as a director, which is not anticipated, the proxy holders named in the accompanying proxy will vote for other persons in their places in accordance with their best judgment. There are no family relationships among the directors, nominees and executive officers of the Company.

Directors will be elected by a plurality of votes cast at the Annual Meeting. The Company’s Articles of Incorporation provide that cumulative voting is not available in the election of directors.

Information Regarding Nominees for Director and Current Directors

The following table sets forth the names and ages of the three nominees for director and the directors who are continuing in office, the positions and offices with the Company held by each such person, and the period that each such person has served as a director of the Company.

The Board recommends a vote “FOR” election of the nominees for director with terms expiring in 2020 as listed below.

Name	Age	Position or Office with the Company	Director Since

Nominees for Director with Terms Expiring in 2020

Thomas F. Grady, Jr. *	74†	Director	1975
Dan R. Lee *	69	Director	2008
Thomas J. Sullivan *	53	Director	2015

Continuing Directors with Terms Expiring in 2018

Richard C. Coggins	59	Director, Chief Financial Officer,VP of Finance and Secretary	1993
Thomas D. Henrion *	74	Director and Chairman of the Board	1996
Linda D. Norman *	69	Director and Vice-Chair of the Board	2006

Continuing Directors with Terms Expiring in 2019

Robert H. Dick*	73	Director	1999
James D. Ferguson	60	Director, President and Chief Executive Officer	1998
Terry Allison Rappuhn *	60	Director	2016

*

Directors whom the Board has determined are “independent directors” within the meaning of the NASDAQ Listing Rules and Regulation S-K Item 407(a). A majority of the directors are “independent directors.”

†

Mr. Grady is required by the Company’s bylaws to retire effective as of the date of the 2018 annual meeting of shareholders because he will turn 75 during 2017, so if he is elected at the Annual Meeting, shareholders will need to elect a replacement at the 2018 annual meeting of shareholders to complete the remainder of his term.

Business Experience of Nominees and Directors

Mr. Grady has been retired since 2000 after a career in the paper, packaging and wood products industry. Mr. Grady joined Federal Paper Board Company, Inc. (“Federal”) in 1971, serving in various sales and marketing management positions. He served as Vice President of Sales for Federal from 1990 to 1996, when Federal was acquired by International Paper Company. Prior to the acquisition, Federal was a manufacturer and supplier of paper, packaging and wood products, which is the current business of International Paper. Following the acquisition, Mr. Grady served as Vice President of Sales with International Paper from 1996 until September 2000, when he retired. Mr. Grady currently serves on the Company’s Compensation & Management Development Committee. Mr. Grady was chosen as a nominee for director because of his extensive knowledge of the Company gained through 41 years of experience as a Company director and because of his significant experience in the fields of sales, marketing and corporate management.

Mr. Lee is a Member and Managing General Partner of DAS Medical, LLC (“DAS”), which he co-founded in 2010.  DAS is a contract manufacturer of disposable medical devices.  Prior to joining DAS, Mr. Lee served as President of Microtek Medical, Inc. (“Microtek”) and Senior Vice President of Ecolab, Inc. (NYSE:ECL).  He retired from those positions on December 31, 2009. Microtek is a wholly owned subsidiary of Ecolab and specializes in the design, manufacture and marketing of infection and fluid control products. Ecolab is a global provider of water, hygiene and energy technologies and services to the food, energy, healthcare, industrial and hospitality markets. Microtek was acquired by Ecolab in November 2007. Before the acquisition, Mr. Lee had served as President and Chief Executive Officer of Microtek beginning in December 2000 and Chairman of the Board beginning in May 2002. Microtek was named “Isolyser Company, Inc.” until 2002. From 1986 to 2000, Mr. Lee held various positions with Microtek or its subsidiaries and predecessors, including President, Chief Financial Officer, Chief Operating Officer and Director. Prior to his corporate positions, Mr. Lee was a partner for eight years with the CPA firm of Gallant, King & Lee, and he worked as an auditor for KPMG for five years after graduating with a Bachelor of Science degree in Accounting from Mississippi State University. Mr. Lee became a Certified Public Accountant in 1975. Until January 6, 2010, Mr. Lee was also a director of Cadence Financial Corporation (NASDAQ:CADE), a financial services corporation, and he served on the audit and compensation committees of that company’s board of directors. Mr. Lee currently serves on the Company’s Audit and Compensation & Management Development Committees. Mr. Lee was chosen as a nominee for director because of his extensive business and management experience in the medical industry and because of his knowledge and experience in the fields of accounting and finance.

Mr. Sullivan serves as President, Chief Executive Officer and Director of Symmetry Surgical Inc., a global surgical instruments company owned by RoundTable Healthcare Partners. Symmetry Surgical was a NASDAQ listed company until July 2016.  Mr. Sullivan was President, Chief Executive Officer and Director of Symmetry Medical Inc. (a NYSE listed company) from January 2011 until its sale and the spin-off of Symmetry Surgical Inc. in December 2014.  He held numerous executive and functional leadership roles at Johnson & Johnson from 1990, when he joined as an intern, until 2011. From June 2007 through January 2011, Mr. Sullivan was the President of the Supply Chain & Business Process Division of Johnson & Johnson Health Care Systems Inc. From 2005 to 2007 Mr. Sullivan was the President of DePuy Orthopaedics, Inc. From 2002 to 2005, he served as President of Johnson & Johnson Medical Products Canada.  Prior to joining Johnson & Johnson, Mr. Sullivan served in management roles at Bell Atlantic/Verizon. Mr. Sullivan graduated as a Palmer Scholar from The Wharton School in 1991 where he earned an MBA in Strategic Management and Information Technology. He also holds a Bachelor of Science magna cum laude in Applied Mathematics and Computer Science from the University of Pittsburgh.  Mr. Sullivan also serves on the Board of Trustees of Isles Inc., a community development and environmental organization based in Trenton, New Jersey.  Mr. Sullivan has been a certified Governance Fellow of the National Association of Corporate Directors since 2013.  Mr. Sullivan currently serves on the Company’s Nominating and Governance Committee. Mr. Sullivan was chosen as a nominee for director because of his extensive business and executive management experience in the medical industry.

Mr. Coggins joined the Company as Controller in 1986. He was elected Treasurer in January 1987, Vice President of Finance in January 1989, and Secretary and Chief Financial Officer in January 1990. He currently serves as the Company’s Chief Financial Officer, Vice President of Finance and Secretary. Mr. Coggins was previously employed by NCNB National Bank in Charlotte, North Carolina from 1984 to 1986, where he served as Commercial Banking Officer and Metropolitan Area Director. He holds an MBA degree with a concentration in finance from the University of South Carolina and a B.S. degree in Industrial Management from Clemson University. The Nominating and Governance Committee and the Board believe that Mr. Coggins should continue to serve as a director because of his knowledge in the fields of finance and accounting and because of his 30 years of experience managing the financial functions of the Company.

Mr. Henrion was President and owner of Silver Thread Farm, LLC, a thoroughbred breeding farm in La Grange, Kentucky from 2000 to 2015. He also served from 1993 to 2015 as a director for Brinly-Hardy Company, Inc., a manufacturer and marketer of various lawn care and garden products. From 1980 to 1999, Mr. Henrion was President, Chief Executive Officer, and Director of FoodService Purchasing Cooperative, Inc. (“FSPC”) in Louisville, Kentucky. FSPC provided equipment, food, packaging items, and financial services to quick-service restaurant operators including KFC, Taco Bell, Dairy Queen, and Pizza Hut. In March 1999, FSPC merged with the purchasing organization of Tricon Global Restaurants, Inc. (now Yum! Brands, Inc.) to form Unified Foodservice Purchasing Co-op (“UFPC”). Mr. Henrion currently serves as Chairman of the Company’s Compensation & Management Development Committee and Chairman of the Board. The Nominating and Governance Committee and the Board believe that Mr. Henrion should continue to serve as a director because of his extensive executive management experience in several industries and because of his experience in the fields of corporate finance and investments.

Dr. Norman has been in the field of nursing and nursing education since beginning her career in 1969. In July 2013 she was named Dean of Vanderbilt University School of Nursing in Nashville, Tennessee, where she has been employed since 1991. Dr. Norman previously held the position of Senior Associate Dean for Academics at the Vanderbilt University School of Nursing. She has been involved nationally in the areas of care of the elderly and quality improvement and patient safety in health care. Dr. Norman is the co-author of over 30 articles in professional publications, including the Journal of Nursing Administration, Nursing Economic$, Joint Commission Journal of Quality and Patient Safety and the Journal of Professional Nursing. She is also the author or co-author of chapters or books on various nursing and patient care topics in nine books published from 1990 through 2012. Dr. Norman was elected Vice-Chair of the Board on November 10, 2016. She also currently serves as Chairwoman of the Company’s Nominating and Governance Committee. The Nominating and Governance Committee and the Board believe that Dr. Norman should continue to serve as a director because of her significant clinical experience and because of her knowledge of and experience in the fields of nursing and health care.

Mr. Dick has served as President of R.H. Dick & Company, a management consulting firm, since 1998. He also served on the board of Synergetics USA, Inc. (NASDAQ:SURG) from 1997 until his retirement from the board in December 2014. While on the Synergetics board, he served as Chairman and as a member of the audit and compensation committees.  Synergetics designs, manufactures and markets instruments and equipment for ophthalmic and neuro surgery.  Synergetics was acquired by Valeant Pharmaceuticals International, Inc. (NYSE:VRX) in 2015. From 1996 to 1998, Mr. Dick was a partner with Boles, Knop & Company, Inc., an investment banking firm in Middlebury, Virginia.  From 1994 to 1996, Mr. Dick served as interim President, CEO, and CFO for two of Boles’ clients.  From 1982 until 1994, Mr. Dick served in various executive roles with Codman & Shurtleff, Inc., a subsidiary of Johnson & Johnson and a manufacturer of surgical instruments, implants, equipment, and other surgical products.  Mr. Dick’s positions with Codman included Director, Vice President - New Business Development, Vice President - U. S. Sales and Marketing, and Vice President - International.  From 1978 to 1982, Mr. Dick was President and CEO of Applied Fiberoptics, Inc., which designed, manufactured and marketed fiber optic products for medical and defense applications, and stereo surgical microscopes for microsurgery.  Applied Fiberoptics, Inc. was acquired by Johnson and Johnson in 1982. From 1969 to 1978, Mr. Dick held various sales, marketing and general management positions with the USCI division of C. R. Bard, Inc., a leading multinational developer, manufacturer and marketer of medical technologies in the fields of vascular, urology, oncology and surgical specialty products. Mr. Dick currently serves on the Company’s Nominating and Governance Committee, and he is Chairman of the Audit Committee. The Nominating and Governance Committee and the Board believe that Mr. Dick should continue to serve as a director because of his extensive executive management experience in the medical device industry, his investment banking experience and his knowledge of and experience in the fields of finance and accounting.

Mr. Ferguson joined the Company as Materials Manager in 1990. He was promoted to Plant Manager of the Company’s contract packaging business in 1992, Director of Contract Packaging in 1994, and Vice President of Operations in 1995. Mr. Ferguson was named President and Chief Executive Officer of the Company in 1996 and continues to serve in those roles. From 1981 to 1990, Mr. Ferguson worked for C.B. Fleet in Lynchburg, Virginia, where he served in various manufacturing management positions, ending as Director of Manufacturing. C.B. Fleet is a manufacturer and marketer of various products for feminine care, gastro care, skin care, oral rehydration and oral care. The Nominating and Governance Committee and the Board believe that Mr. Ferguson should continue to serve as a director because of his significant knowledge of and experience in the fields of manufacturing and operations and because of his 26 years of management experience with the Company.

Ms. Rappuhn has an understanding of the strategic, operational and financial issues that public companies face. Over the course of her career, she has focused on companies that are expanding rapidly, and are building infrastructure, processes and teams. She speaks on the future of healthcare, including the impact of payment changes and consumerism. Ms. Rappuhn serves as consultant for the Patient Friendly Billing® Project, a national initiative led by the Healthcare Financial Management Association. Since April 2015, she has served on the board of directors and audit committee of Akorn, Inc. (NASDAQ:AKRX), a specialty pharmaceutical company. Ms Rappuhn also served on Akorn’s quality committee from 2015 to 2016 and now serves on the nominating and governance committee. From 2006 to 2010, she served as a member of the board of directors and Chairwoman of the audit committee of AGA Medical Holdings, Inc., a medical device company. Ms. Rappuhn served from 2003 until 2007 as director and Chairwoman of the audit committee for Genesis HealthCare Corporation, an operator of skilled nursing and assisted living centers. From 1999 to 2001, Ms. Rappuhn served as Senior Vice President and Chief Financial Officer of Quorum Health Group, Inc., an owner and operator of acute care hospitals. She has 15 years of experience with Ernst & Young, LLP and is a Certified Public Accountant. Ms. Rappuhn currently serves on the Company’s Audit Committee. The Nominating and Governance Committee and the Board believe that Ms. Rappuhn should continue to serve as a director because of her extensive executive management and consulting experience in various segments of the medical industry as well as her expertise and experience in the fields of finance, accounting, and information technology controls including cybersecurity.

ITEM 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Compensation Discussion and Analysis beginning on page 25 of this proxy statement describes Span-America’s executive compensation program and the compensation decisions made by the Compensation & Management Development Committee and the Board in 2016 with respect to our Chief Executive Officer and other officers named in the Summary Compensation Table on page 36 (whom we refer to as the “Named Executive Officers”). In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended, the Board of Directors is asking shareholders to cast a non-binding advisory vote on the following resolution:

“RESOLVED, that the shareholders of Span-America Medical Systems, Inc. approve the compensation of the Company’s executive officers named in the Summary Compensation Table, as disclosed in the proxy statement for this meeting of shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narrative accompanying the tables).”

We believe that our existing compensation programs have been effective at motivating our named executive officers to achieve superior performance and results for the Company. In addition, we believe that our compensation programs effectively align compensation with Company performance results, while providing our executive officers with opportunities to maintain an ownership interest in the Company so their interests are aligned with those of our shareholders. We believe these programs enable us to attract and retain talented managers whose services are in high demand in our industry. At the same time, we believe our compensation programs do not encourage excessive risk-taking by management.

For these reasons, the Board is asking shareholders to support this proposal. While the advisory vote we are asking you to cast is non-binding, the Compensation & Management Development Committee and the Board value the views of our shareholders and will take into account the outcome of the vote when making future compensation decisions for our Chief Executive Officer and each of the other Named Executive Officers. If you vote against this proposal, please tell us how you would change our executive compensation and why, by sending a communication to our Board as described under the heading “Communications Between Shareholders and Board of Directors” on page 22. The more specific your communication, the more helpful to us it will be. As described below under Item 3, we currently hold shareholder advisory say-on-pay votes every two years, and we recommend in Item 3 that shareholders vote to reaffirm such frequency at this Annual Meeting, so we anticipate that the next shareholder advisory say-on-pay vote will occur at the 2019 annual meeting of shareholders.

The Board of Directors recommends a vote “FOR” Proposal 2.

ITEM 3 – ADVISORY VOTE ON SELECTING THE FREQUENCY OF HOLDING ADVISORY VOTES ON EXECUTIVE COMPENSATION

As part of the “Say-on-Pay” rules adopted by Congress, and pursuant to the requirements of Section 14A of the Securities Exchange Act of 1934, as amended, Span-America’s shareholders may indicate, by a non-binding advisory vote, the frequency at which they wish to hold an advisory vote on the compensation paid to the Company’s Named Executive Officers. (In other words, the shareholders may indicate their preference on how often a proposal similar to this year’s Proposal No. 2 will be included in the matters to be voted on at the Annual Meeting.) The choices available under the Say-on-Pay rules are every one year, every two years or every three years. Alternatively, you may abstain from casting a vote.

At the last Say-on-Pay frequency vote at the 2011 annual meeting of shareholders, the shareholders, on the Board’s recommendation, voted in favor of a two-year interval for Say-on-Pay votes. After consideration of this proposal, the Board believes that conducting an advisory vote on the compensation of our Named Executive Officers every two years continues to be the most appropriate alternative for the Company. We therefore recommend that you vote for a two-year interval for the advisory vote on the compensation of our Named Executive Officers.

In formulating this recommendation, the Board considered that an advisory vote on executive compensation every two years is a reasonable frequency because it is the most frequent vote that would allow for sufficient time to consider the results of the vote, make changes in executive compensation if needed and assess the effectiveness of any changes made before another advisory vote occurs. An annual advisory vote would not allow sufficient time for the Board to make changes based on one advisory vote and see the results of those changes before the next advisory vote occurs. The Board also believes that the prospect of changing executive compensation methods every year in response to annual advisory votes could potentially produce de-motivating uncertainty in the Company’s managers and could create excessive focus on short-term results because of uncertainty regarding how they would be compensated from year to year. The Company has held say-on-pay advisory votes every two years since 2011, and the two-year interval has worked well in the Board’s opinion.

The Board acknowledges that there are a number of points of view regarding the relative benefits of annual and less frequent say-on-pay votes. While the advisory vote we are asking you to cast is non-binding, the Compensation & Management Development Committee and the Board value the views of our shareholders and will take into account the outcome of this vote when making future compensation decisions for our Named Executive Officers. We expect that the next advisory vote of shareholders on the frequency of say-on-pay will occur at the Company’s 2023 annual meeting of shareholders.

The Board of Directors recommends a vote of “Every 2 Years” in Proposal 3.

ITEM 4 – APPROVAL OF THE 2017 EQUITY INCENTIVE PLAN

General

The Board and the Compensation & Management Development Committee (referred to hereafter as the “Compensation Committee”) believe that it is in the best interest of the Company and its shareholders to provide equity-based compensation to retain the Company’s management, key employees and non-employee directors, to incentivize them to maximize shareholder value and to align their compensation with the interests of the Company’s shareholders. The Company’s 2007 Equity Incentive Plan terminated by its terms on December 31, 2016. The Board has therefore approved, contingent upon shareholder approval, a new Span-America Medical Systems, Inc. 2017 Equity Incentive Plan (the “Plan”) and recommends that the shareholders of the Company approve adoption of the Plan.

For the Plan to be approved by the shareholders, a quorum must be present at the Annual Meeting, and the number of votes cast in favor of the Plan must exceed the number of votes cast against the Plan. Broker non-votes and abstentions will count in determining whether a quorum is present at the Annual meeting but will otherwise have no effect on the vote pertaining to the Plan. If the Plan is not approved by the requisite shareholder vote described above, it will not become effective.

The Board of Directors recommends a vote “FOR” the approval of the 2017 Equity Incentive Plan.

Purpose of the Plan

The Plan will allow the Company to make grants of stock options, stock appreciation rights (SARs), restricted stock and restricted stock units (RSUs) to employees and non-employee directors, within the limits set forth in the Plan. The purpose of these equity awards is to attract, retain and motivate talented employees and non-employee directors, further align their interests with those of our shareholders and link compensation with the Company’s performance.

Key Terms of the Plan

The following is a summary of the key provisions of the Plan, as it would become effective if the shareholders approve the Plan. This summary does not purport to be a complete description of all the provisions of the Plan. A copy of the Plan has been filed with this proxy statement as Appendix A, and the following description of the Plan is qualified in its entirety by reference to that Appendix.

Plan Termination Date:	January 20, 2022

Eligible Participants:

Employees of Span-America Medical Systems, Inc. and its subsidiaries, non-employee directors of the Company and individuals reasonably expected to become employees or directors are eligible to receive awards under the Plan, provided that only employees may be granted incentive stock options. As of January 17, 2017, there were approximately 38 individuals eligible to participate in the Plan, including approximately 31 employees and seven non-employee directors.

Closing Stock Price:	The closing price of Span-America’s common stock on NASDAQ on January 17, 2017 was $21.45 per share.

Share Reserve:

Under the Plan, a total of 200,000 shares of Common Stock would be authorized for issuance for new awards, subject to shareholder approval of the Plan. Of those 200,000 shares, no more than 100,000 could be used for the award of incentive stock options. Any shares of Common Stock subject to an award that is canceled, forfeited or expires prior to exercise or realization, either in full or in part, will be added back to the shares available for issue under the Plan. Shares subject to an award under the Plan will not again be made available for issue under the Plan if such shares are (a) tendered or withheld by the Company in payment of the exercise price of an option, (b) shares delivered or withheld by the Company to satisfy any tax withholding obligation, or (c) shares covered by a stock-settled stock appreciation right or other award that were not issued upon the settlement of the award.

Award Types:	(1) Non-qualified and incentive stock options
(2) Stock appreciation rights (SARs)
(3) Restricted stock awards
(4) Restricted stock units (RSUs)
(5) Cash-based awards

Award Limits:

Subject to adjustment under the Plan in the event of a stock split or certain other corporate events, no participant may be granted, during any calendar year, options and SARs with respect to more than 15,000 shares of Common Stock in the aggregate or any other awards with respect to more than 15,000 shares of Common Stock in the aggregate. In addition, during any calendar year, directors who are not employees may not be granted awards of any type with respect to more than 5,000 shares of Common Stock. If an award is to be settled in cash, the number of shares of Common Stock on which the award is based counts against the individual share limit.

In addition, any awards that are designated as “Performance Compensation Awards” intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code are subject to additional limitations. The maximum Performance Compensation Award payable to any individual under the plan for a designated performance period (excluding any options and stock appreciation rights) is 15,000 shares of Common Stock or, in the event the award is paid in cash, the equivalent cash value thereof on the first or last day of the performance period for the award. The maximum amount that can be paid in any calendar year to any Participant pursuant to a Performance Compensation Award that is a cash bonus award will be $400,000.

162(m) Performance
Criteria:

The grant or vesting of awards (other than options or SARs) that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code may be based on any one or more of the following performance criteria applied to Span-America as a whole or to one or more affiliates, divisions, business units or operational units, either individually, alternatively or in any combination, and measured over a performance period to be determined by the Compensation Committee: (a) net earnings or net income (before or after taxes); (b) basic or diluted earnings per share (before or after taxes); (c) net revenue or net revenue growth; (d) gross revenue; (e) gross profit or gross profit growth; (f) net operating profit (before or after taxes); (g) return on assets, capital, invested capital, equity, or sales; (h) cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital); (i) earnings before or after taxes, interest, depreciation and/or amortization; (j) gross or operating margins; (k) improvements in capital structure; (l) budget and expense management; (m) productivity ratios; (n) economic value added or other value added measurements; (o) share price (including, but not limited to, growth measures and total shareholder return); (p) expense targets; (q) margins; (r) operating efficiency; (s) working capital targets; (t) enterprise value; (u) safety record; and (v) completion of acquisitions or business expansion.

Establishment of

Performance Goals;

Certification by

Committees:

The Compensation Committee (or subcommittee) will establish the performance goals with respect to awards (other than options or SARs) intended to qualify as “performance-based compensation” under Section 162(m) of the Code no more than ninety (90) days after the commencement of the period of service to which the performance goal relates (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), provided that the outcome of the performance goal is substantially uncertain at such time. The Compensation Committee (or subcommittee) is required to certify, in writing, the level of achievement of the performance goals prior to the payment, settlement or vesting of an award.

Vesting:

Vesting of awards granted to employees is determined by the Compensation Committee and may be based on the completion of a specified period of service with Span-America, on the attainment of pre-established performance goals, on such other factors as the Compensation Committee determines, or on a combination of the foregoing. Although subject to change at any time at the Compensation Committee’s sole discretion, options granted to employees generally vest over four years and stock awards granted to non-employee directors generally vest immediately.

Other Award Terms:

Stock options and SARs will have a term no longer than ten years (or five years in the case of an incentive stock option granted to a 10% shareholder). Options and SARs will have an exercise price no less than 100% (110% in the case of an incentive stock option granted to a 10% shareholder) of the fair market value of Span-America’s common stock on the date of grant (except for certain options granted in connection with a merger or other acquisition as substitute or replacement awards).

Unless otherwise provided in an award agreement or an employment agreement approved by the Compensation Committee, upon termination of employment stock options will cease to vest but an option holder may exercise any options exercisable on the date of termination not later than the earlier of (a) the date three months (12 months if termination is due to death or “Disability” (as defined in the Plan)) after the date of termination or (b) the expiration of the term of the options, provided that if the option holder is terminated for “Cause” (as defined in the Plan) all options will immediately terminate upon termination of employment.

The effect of termination of service on awards other than stock options will be as specified in the applicable award agreements.

Dividends payable with respect to restricted stock awards will be withheld by the Company and paid to the award holder only if and when the restricted stock vests. Holders of restricted stock units will not have dividend equivalent rights.

Repricing Prohibited:

The purchase price or exercise price of an award may not be reduced, directly or indirectly (including through cash out or replacement of an Award) without prior shareholder approval, unless the reduction is a permitted adjustment under the Plan to reflect a stock split or certain other corporate events.

Recoupment

of Awards:

Any award which is subject to recovery or recoupment under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement). An award may also be subject to recoupment as a result of additional events or circumstances as provided under the terms of the applicable award agreement.

Non-Transferability:

Incentive stock options may be transferred only by will or in accordance with the laws regarding inheritance. Transfer of non-qualified stock options is similarly restricted, except upon the written approval of the Compensation Committee to the extent, if any, provided in the applicable award agreement. Transfer of other awards is subject to any restrictions set forth in the applicable award agreements.

Administration:

The Compensation Committee will administer the Plan. To the extent required by applicable law (such as Section 162(m) of the Code or Rule 16b-3 under the Securities Exchange Act of 1934), certain awards may be administered by a qualifying subcommittee. The Plan also allows the Compensation Committee to delegate its authority to one or more officers of Span-America with respect to participants who are not “covered employees” within the meaning of Section 162(m) of the Internal Revenue Code or “insiders” within the meaning of Section 16 of the Securities Exchange Act of 1934. The Compensation Committee will select the individuals who receive awards, determine the number of shares covered thereby, and, subject to the terms and limitations expressly set forth in the Plan, establish the terms, conditions and other provisions of the awards. The Compensation Committee may interpret the Plan and establish, amend and rescind any rules relating to the Plan, including adoption of rules, procedures or sub-plans applicable to particular subsidiaries or employees in particular locations. The Compensation Committee may address unanticipated events and make all other determinations necessary or advisable for the administration of the Plan.

Corporate

Transactions:	The effect, if any, of a change in control of the Company on an award will be as provided in the applicable award agreement.

In the event of changes in the outstanding Common Stock or in the capital structure of the Company by reason of any stock or extraordinary cash dividend, stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange, or other relevant change in capitalization, awards granted under the Plan and any award agreements, the exercise price of stock options and SARs, the maximum number of shares of Common Stock available for issue under the Plan and the maximum number of shares of Common Stock with respect to which any one person may be granted awards during any period will be equitably adjusted or substituted, as to the number, price or kind of a share of Common Stock or other consideration subject to such awards to the extent necessary to preserve the economic intent of such award. Unless the Compensation Committee specifically determines otherwise, any adjustment of an incentive stock option will be made in a manner intended to ensure that it will not constitute a modification, extension or renewal of the incentive stock option within the meaning of Section 424(h)(3) of the Internal Revenue Code and, in the case of a non-qualified stock option, in a manner intended to ensure that it will not constitute a modification of such non-qualified stock option within the meaning of Section 409A of the Internal Revenue Code. Any such adjustments made shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Securities Exchange Act. Further, with respect to awards intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code, any adjustments or substitutions shall be made in a manner that will not cause the Company to be denied a tax deduction on account of Section 162(m) of the Internal Revenue Code.

Amendment and

Termination:

The Board at any time may amend or terminate the Plan. However, except for adjustments upon changes in Common Stock or the capital structure of the Company and amendments to comply with Section 409A of the Internal Revenue Code, no amendment will be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary under applicable law. At the time of such amendment, the Board will determine, upon advice from legal counsel, whether such amendment will be contingent on shareholder approval.

The Committee at any time, and from time to time, may amend the terms of any one or more awards; provided, however, that the Committee may not adopt any amendment which would otherwise constitute an impairment of the rights under any award unless the award holder consents in writing to the amendment.

In addition, to the extent that any awards are intended to be exempt from the deduction limitation of Section 162(m) of the Internal Revenue Code, the Compensation Committee may, without shareholder or grantee approval, amend the Plan or the relevant award agreement retroactively or prospectively to the extent it determines necessary in order to comply with any subsequent clarification of Section 162(m) required to preserve the Company's federal income tax deduction for compensation paid pursuant to any such Award.

New Plan Benefits

Span-America’s executive officers and directors have an interest in approval of the Plan because it relates to the issuance of equity awards for which executive officers and directors may be eligible. The benefits that will be awarded or paid under the Plan to executive officers cannot currently be determined. Awards granted under the Plan to executive officers are within the discretion of the Compensation Committee, and the Compensation Committee has not determined future awards or who might receive them. Although not required by the Plan, and subject to change at any time at the Compensation Committee’s sole discretion, the Company’s current practice with respect to directors who are not employees is to make annual stock award grants of 1,000 shares to each such director, with an additional grant of 1,000 shares to the chairman of the Board, 500 shares to the chairman of the Audit Committee, and 250 shares each to the chairmen of the Nominating and Governance Committee and the Compensation Committee.

U.S. Federal Tax Consequences

Stock option grants under the Plan may be intended to qualify as incentive stock options under Section 422 of the Code or may be non-qualified stock options. Generally, no federal income tax is payable by a participant upon the grant of a stock option and no deduction is taken by the Company. Span-America’s practice has been to grant incentive stock options. Under current tax laws, if a participant exercises a non-qualified stock option, he or she will have income taxable at ordinary rates equal to the difference between the fair market value of the common stock on the exercise date and the stock option exercise price. The Company will be entitled to a corresponding deduction on its income tax return. A participant will have no taxable income upon exercising an incentive stock option provided that the applicable periods for holding the resulting shares of stock are satisfied (except that alternative minimum tax may apply), and the Company will receive no deduction when an incentive stock option is exercised. Any taxable income recognized upon the disposition of shares acquired through the exercise of an option will be taxable at capital gains rates, with the exact rate depending on how long the shares were held and on whether the shares were acquired by exercising an incentive stock option or a non-qualified stock option. In the case of a disposition of shares acquired under an incentive stock option before the applicable holding periods have been satisfied, the participant is taxable at ordinary rates on any taxable income recognized due to such a disqualifying disposition, and the Company is entitled to a tax deduction to the extent of any such taxable income.

Generally, no federal income tax is payable by a participant upon the grant of a stock appreciation right (SAR) and no deduction is taken by the Company. Upon the exercise of a SAR, the participant will have income taxable at ordinary rates equal to the value of the cash or stock received on account of the exercise of the SAR. If the participant receives stock from the exercise of a SAR, the participant will be taxable at capital gains rates on any income recognized upon the disposition of such stock, with the exact rate depending on how long the shares were held.

For restricted stock awards, no taxes are due when the award is initially made (unless the recipient makes a timely election under Section 83(b) of the Code), but the award becomes taxable when it is no longer subject to a “substantial risk of forfeiture” (i.e., becomes vested or transferable). Income tax is paid at ordinary rates on the value of the stock when the restrictions lapse, and then at capital gain rates when the shares are sold if the value of the stock increases after the vesting date. Similarly, for RSUs, the award generally becomes taxable when the shares vest. Income tax is paid at ordinary rates on the value of the RSUs when the restrictions lapse, and then at capital gain rates when the shares are sold if the value of the stock increases after the vesting date.

A participant will have taxable income at the time a cash-based award becomes payable. At that time, the participant will recognize ordinary income equal to the value of the amount then payable.

As described above, awards granted under the Plan may qualify as “performance-based compensation” under Section 162(m) of the Code in order to preserve federal income tax deductions by Span-America with respect to annual compensation required to be taken into account under Section 162(m) that is in excess of $1 million and paid to the Company’s Chief Executive Officer or any of the three other most highly compensated executive officers (excluding the Chief Financial Officer). To so qualify, options and other awards must be granted under the Plan by a committee consisting solely of two or more “outside directors” (as defined under regulations) and satisfy the Plan’s limits on the total number of shares that may be awarded to any one participant during a year (or, for cash awards intended to qualify as “performance-based compensation,” the maximum cash award that can be paid to an individual in any calendar year). In addition, for awards other than options or SARs to qualify as “performance-based compensation,” the issuance or vesting of the award, as the case may be, must be contingent upon satisfying performance goals based on one or more of the performance criteria described above, as established and certified by a committee consisting solely of two or more “outside directors.” The Compensation Committee may grant awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code, which awards would be subject to the $1 million deductibility limit of Code Section 162(m).

The Plan has been drafted with the intention of avoiding the application of taxes under Section 409A of the Code to any participant on account of the grant, vesting, or settlement of awards.

The Board recommends a vote “FOR” approval of the 2017 Equity Incentive Plan.

ITEM 5 – APPROVAL OF THE SELECTION OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Elliott Davis Decosimo, LLC as the independent registered public accounting firm for the Company for its 2017 fiscal year. The Audit Committee is responsible for selecting the Company’s independent registered public accounting firm. Accordingly, shareholder approval is not required to appoint Elliott Davis Decosimo, LLC as the Company’s independent registered public accounting firm for fiscal year 2017. Our Board believes, however, that submitting the appointment to the shareholders for approval is a matter of good corporate governance. Elliott Davis Decosimo, LLC audited the Company’s financial statements for fiscal year 2016 and has been the Company’s independent registered public accounting firm and tax advisor since 2000.

Representatives of Elliott Davis Decosimo, LLC will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders. Neither the firm nor any of its members has any relation with the Company except in the firm’s capacity as auditors and tax advisors.

Audit Fees

The table below and the accompanying footnotes set forth the fees paid by the Company to its independent registered public accounting firm, Elliott Davis Decosimo, LLC, for the periods and in the categories indicated.

Description	Fiscal 2016		Fiscal 2015

Audit fees	$107,205		$102,845
Audit-related fees	10,110	(1)	9,900	(1)
Tax fees	18,050	(2)	20,250	(2)
All other fees	-		1,565	(3)
Total fees for all services	$135,365		$134,560

(1)	Audit-related fees consist of fees paid for the audit of the Company’s 401(k) plan.
(2)	Tax fees consist of fees paid for preparation of the Company’s federal and state income tax returns in fiscal 2016 and fiscal 2015.
(3)	All other fees consist of tax return preparation fees for a Named Executive Officer in fiscal 2015.

The Audit Committee charter permits the committee to establish pre-approval policies and procedures to delegate authority to engage the independent auditors within certain parameters prescribed by the committee; however, the committee has not chosen to adopt any such policies and procedures and instead has itself approved all services of Elliott Davis Decosimo, LLC prior to the beginning of each engagement. The Audit Committee did not approve any services pursuant to the de minimis exception set forth in 17 CFR 210.2-01(c)(7)(i)(C) during either of the last two fiscal years.

In the event that our shareholders fail to ratify the selection of Elliott Davis Decosimo, LLC, our Audit Committee will reconsider the selection (but is not required to select a different independent registered public accounting firm). Even if the selection is ratified, our Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if our Audit Committee believes that such a change would be in the Company’s best interests and the best interests of our shareholders.

The Board recommends a vote “FOR” the ratification of the appointment of Elliott Davis Decosimo, LLC as the Company’s independent registered public accounting firm for the 2017 fiscal year.

CORPORATE GOVERNANCE

DIRECTOR INDEPENDENCE

A Director is independent when our Board affirmatively determines that he or she has no material relationship with the Company, other than as a director. Our Board makes this determination in accordance with the standards set forth in the NASDAQ Listing Rules and applicable SEC rules. The Board has affirmatively determined that the following Directors and Nominees are independent within the meaning of applicable SEC rules and NASDAQ Listing Rules.

Robert H. Dick	Linda D. Norman
Thomas F. Grady, Jr.	Terry Allison Rappuhn
Thomas D. Henrion	Thomas J. Sullivan
Dan R. Lee

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

During the 2016 fiscal year, the Board held four meetings, and each director attended 100% of these meetings. The Board has standing Audit, Compensation & Management Development, and Nominating and Governance Committees. The Board adopted updated charters for these committees in 2016. The charters for these committees are posted on the Company’s website at www.spanamerica.com (select “About Us” then “Investor Relations” and then the desired committee charter). Each director attended 100% of the total meetings of the committees of the Board on which such directors served during the 2016 fiscal year.

Audit Committee. The Audit Committee was comprised in fiscal year 2016 initially of Messrs. Dick (committee chairman), Grady and Lee. In February 2016, in anticipation of Mr. Grady’s pending retirement upon turning age 75, Mr. Grady was replaced on the committee by Ms. Rappuhn. All members of the Audit Committee are independent within the meaning of the NASDAQ Listing Rules and Rule 10A-3(b) under the Securities Exchange Act of 1934. The Board has determined that Messrs. Dick and Lee and Ms. Rappuhn are “audit committee financial experts” within the meaning of Item 407(d)(5) of Regulation S-K. The Audit Committee met five times during fiscal 2016. In carrying out its responsibilities, the Audit Committee acts in an oversight capacity. Management has the primary responsibility for the financial statements and the reporting process, including internal controls. The Audit Committee oversees the Company’s accounting and financial reporting processes, oversees the audits of the Company’s financial statements, reviews the financial reports and other financial information provided by the Company to any governmental body or the public and reviews the Company’s systems of internal controls regarding finance, accounting, legal compliance, and ethics. Its primary duties and responsibilities are to: (i) serve as an independent and objective party to monitor the Company’s financial reporting process, audits of the Company’s financial statements, and the Company’s internal control system; (ii) appoint from time to time, evaluate, and, when appropriate, replace the independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review, or attest services for the Company; (iii) determine the compensation of such “outside auditors” and the other terms of their engagement; and (iv) oversee the work of the outside auditors. The Company’s outside auditors report directly to the Audit Committee. The Audit Committee is also charged with establishing procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

Compensation & Management Development Committee. The Compensation & Management Development Committee (referred to hereafter as the “Compensation Committee”) is comprised of Messrs. Henrion (committee chairman), Grady and Lee, all of whom are independent within the meaning of the NASDAQ Listing Rules. The Compensation Committee met five times during the 2016 fiscal year. The primary function of the Compensation Committee is to assist the Board in fulfilling its oversight responsibilities relating to officer and director compensation. Its primary duties and responsibilities are to: (i) oversee the development and implementation of the compensation policies, strategies, plans and programs for the Company’s executive officers and outside directors; (ii) review and determine the compensation of the executive officers of the Company; and (iii) oversee the selection and performance of the Company’s executive officers. Additional information on the Company’s processes and procedures for considering and determining executive and director compensation is set forth below under “Director Compensation” and “Executive Officers – Compensation of Executive Officers - Compensation Discussion and Analysis.” The Compensation Committee’s report is included below under “Compensation of Executive Officers.”

Nominating and Governance Committee. The Nominating and Governance Committee is comprised of Dr. Norman (committee chairwoman) and Messrs. Dick and Sullivan, all of whom are independent within the meaning of the NASDAQ Listing Rules. In February 2016, Mr. Henrion stepped down from the committee, and Mr. Guarch retired from the Board and the committee. The Nominating and Governance Committee met three times during the 2016 fiscal year. The primary function of the Nominating and Governance Committee is to assist the Board in fulfilling its responsibilities with respect to Board and committee membership, shareholder proposals and sound and ethical corporate governance. Its primary duties and responsibilities are to: (i) establish criteria for Board and committee membership and recommend to the Board proposed nominees for election to the Board; (ii) recommend that the Board select director nominees for the annual meeting of shareholders; (iii) ensure that succession plans are in place for Board members and senior executives, review these plans periodically with the independent directors and make recommendations to the Board regarding the adequacy of such plans; (iv) make recommendations regarding proposals and nominees for director submitted by shareholders of the Company; (v) oversee the evaluation of and make recommendations to improve the effectiveness of the Board, the Board’s committees and individual members of the Board; (vi) establish, implement, and monitor the Company’s policies, processes and guidelines regarding ethics and corporate governance; and (vii) determine whether and when any special committee of the Board should be formed to address one or more specific issues and recommend to the Board such formation and the composition, scope of authority and responsibilities of any such special committee.

BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT

Since 1994, the Board and the Company have divided their leadership structure into two separate positions: chairman of the Board and chief executive officer. The Board’s policy since that time has required that the chairman of the Board be an independent, non-employee director elected by the Board each year to serve a one-year term as chairman. The chief executive officer is a full-time officer and employee of the Company, who is appointed by the Board and traditionally has also served as the Company’s president and principal executive officer. The Board believes corporate governance is strengthened by a structure that allows for independent board oversight of the performance of the chief executive officer, and the Board believes such oversight is strongest if the Board is led by an independent chairman rather than by the chief executive officer himself. We believe that having a chairman who is a director independent from management enhances the ability of the Board to oversee and manage activities of our management team that involve risk to the Company.

In November 2016, the Board elected Linda Norman as Vice-Chair of the Board of Directors. Dr. Norman has been a Director of the Company since 2006 and currently serves as the Chairwoman of the Board’s Nominating and Governance Committee. Dr. Norman’s election as Vice-Chair of the Board is part of the Board’s succession and transition planning as Tom Henrion, the current Chairman, will retire from the board following the 2018 annual shareholders’ meeting in accordance with the company's retirement policy for directors. The board expects that Dr. Norman will become Chairwoman of the Board in 2018 following Mr. Henrion's retirement.

The Board is actively involved in oversight of the Company’s risk through a system of monthly reports, more frequent communications with management as deemed necessary by the Board, regular Board and committee meetings and review and approval of the Company’s operating and strategic plans. Any material departure from the Company’s operating or strategic plans must be separately approved by the Board. In addition, any material investment or change in business practice that could increase the Company’s normal risk profile must be separately approved by the Board.

DIRECTOR NOMINATING PROCESS

The Nominating and Governance Committee will consider director nominees recommended by shareholders. A shareholder who wishes to recommend a person or persons for consideration as a Company nominee for election to the Board must send a written notice by mail to Secretary, Span-America Medical Systems, Inc., 70 Commerce Center, Greenville, South Carolina 29615, by fax to 864-288-8692, or by e-mail to board@spanamerica.com that sets forth (i) the name of each person whom the shareholder recommends be considered as a nominee; (ii) a business address and telephone number for each such person (an e-mail address may also be included); and (iii) biographical information regarding such person, including the person’s employment and other relevant experience. Shareholder recommendations will be considered only if received no later than the 120th calendar day before the first anniversary of the date of the Company’s proxy statement in connection with the previous year’s annual meeting (no later than September 22, 2017 with respect to recommendations for nominees to be considered at the 2018 Annual Meeting of Shareholders). Shareholders may also make their own nominations directly (as opposed to recommending candidates for the Company to nominate) as described below under the heading “Shareholder Proposals.”

A nominee recommended for a position on the Board must meet the following minimum qualifications:

●

he or she must be over 21 years of age and under 75 years of age at the time of election (upon attaining the age of 75, a director becomes ineligible to continue to serve on the Board after the next Annual Meeting of the Company);

●	he or she must have experience in a position with a high degree of responsibility in a business or other organization;

●	he or she must be able to read and understand basic financial statements;

●	he or she must possess integrity and have high moral character;

●	he or she must be willing to apply sound, independent professional judgment; and

●	he or she must have sufficient time to devote to the Company.

The Nominating and Governance Committee identifies potential new nominees for director (nominees other than current directors whose terms of office are expiring and who are standing for re-election) through business and other contacts. The Nominating and Governance Committee may in the future choose to retain a professional search firm to identify potential nominees for director. In addition, the Nominating and Governance Committee will consider potential nominees who are recommended by shareholders.

The Company’s Nominating and Governance Committee evaluates a potential nominee by considering whether the potential nominee meets the minimum qualifications described above, as well as by considering the following factors:

●	whether the potential nominee has leadership, strategic, or policy setting experience in a complex organization, including any scientific, governmental, educational, or other non-profit organization;

●

whether the potential nominee has experience and expertise that is relevant to the Company’s business, including any specialized business experience, technical expertise, or other specialized skills, and whether the potential nominee has knowledge regarding issues affecting the Company;

●	whether the potential nominee is highly accomplished in his or her field;

●

in light of the relationship of the Company’s business to the medical science field, whether the potential nominee has received any awards or honors in the fields of medicine or the biological sciences and whether he or she is recognized as a leader in medicine or the biological sciences;

●

whether the addition of the potential nominee to the Board would assist the Board in achieving a mix of Board members that represents a diversity of background and experience, including diversity with respect to age, gender, national origin, race, and competencies;

●	whether the potential nominee has high ethical character and a reputation for honesty, integrity, and sound business judgment;

●

whether the potential nominee is independent, as defined by NASDAQ Listing Rules, whether he or she is free of any conflict of interest or the appearance of any conflict of interest with the best interests of the Company and its shareholders, and whether he or she is willing and able to represent the interests of all shareholders of the Company;

●	whether the potential nominee is financially sophisticated, as defined by NASDAQ Listing Rules, or qualifies as an audit committee financial expert, as defined by SEC rules and regulations; and

●	any factor affecting the ability or willingness of the potential nominee to devote sufficient time to Board activities and to enhance his or her understanding of the Company’s business.

In addition, with respect to an incumbent director whom the Nominating and Governance Committee is considering as a potential nominee for re-election, the Company’s Nominating and Governance Committee reviews and considers the incumbent director’s service to the Company during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Company. The manner in which the Nominating and Governance Committee evaluates a potential nominee does not differ based on whether the potential nominee is recommended by a shareholder or the Company.

The Nominating and Governance Committee does not have a formal written policy regarding the consideration of diversity in identifying nominees for director. However, the committee seeks to follow the guidelines described above in selecting candidates for director. The Board and Nominating and Governance Committee believe that it is beneficial to the Company and its shareholders to have a diverse mix of Board members with regard to background, experience, age, gender, national origin, race and competencies. In evaluating candidates with otherwise similar qualifications as described above, the Nominating and Governance Committee and Board would prefer a candidate who increases such diversity on the Board. We believe our current practices have been successful at increasing Board diversity, and we will continue to make diversity an important consideration when evaluating candidates for director.

Messrs. Grady, Lee and Sullivan, nominees for director at the 2017 Annual Meeting, are current directors standing for re-election.

The Company did not pay any fee to any third party to identify, evaluate or assist in identifying or evaluating potential nominees for director at the 2017 Annual Meeting. The Company did not receive, by September 23, 2016 (the 120th calendar day before the first anniversary of the date of the proxy statement for the Company’s 2016 annual meeting of shareholders), any recommended nominee from a shareholder who beneficially owns more than 5% of the Company’s stock or from a group of shareholders who beneficially own, in the aggregate, more than 5% of the Company’s stock.

DIRECTOR COMPENSATION

The table below sets forth the compensation paid to the Company’s non-employee directors in fiscal year 2016.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Robert H. Dick	$ 12,000	$ 28,230	$ 40,230
Thomas F. Grady, Jr.	11,250	18,820	30,070
Guy R. Guarch (2)	4,000	-	4,000
Thomas D. Henrion	10,500	42,345	52,845
Dan R. Lee	13,500	18,820	32,320
Linda D. Norman	8,500	23,525	32,025
Terry Allison Rappuhn	7,750	18,820	26,570
Thomas J. Sullivan	8,500	18,820	27,320

(1)	Based on the per share market value of $18.82 on March 2, 2016 when the stock compensation was issued.
(2)	Mr. Guarch retired from the Board on February 25, 2016, so his compensation shown is through that date.

Effective January 2016, the per-day meeting fee paid to non-officer directors for each Board meeting attended was increased from $1,000 to $1,500. The fee for attending committee meetings, the annual meeting and the board meeting convened immediately after the annual meeting remains at $1,000. Also effective January 2016, each non-officer director receives a fee of $750 (increased from $500) for participating in Board or committee meetings held by telephone conference call or for attending a committee meeting adjacent to a Board meeting.

Each director of the Company who is not also an officer of the Company receives an annual fee of 1,000 shares of Common Stock. The Chairman of the Board receives an additional 1,000 shares of Common Stock per year (for a total of 2,000 shares) plus the same per-day meeting and conference call fees described above. The Chairman of the Audit Committee receives an additional 500 shares of Common Stock per year (for a total of 1,500 shares) plus the same per-day meeting and conference call fees described above. Effective February 2016, the Chairpersons of the Compensation and Nominating and Governance Committees each receive an additional 250 shares of Common Stock per year (for a total of 1,250 shares) plus the same per-day meeting and conference call fees described above. Stock compensation is issued to directors in accordance with the 2007 Equity Incentive Plan approved by the Company’s shareholders at the 2007 annual meeting. Directors who are also employees of the Company do not receive compensation for their service as directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the Board is comprised of Thomas F. Grady, Jr., Thomas D. Henrion and Dan R. Lee. The Company is not aware of any compensation committee interlocks or insider participation in the Compensation Committee.

COMMUNICATIONS BETWEEN SHAREHOLDERS AND BOARD OF DIRECTORS

The Board provides a process for shareholders to send communications to the Board or any of the Directors. Shareholders may send written communications to the Board or any one or more of the individual Directors by mail to Secretary, Span-America Medical Systems, Inc., 70 Commerce Center, Greenville, South Carolina 29615, by fax to 864-288-8692, or by e-mail to board@spanamerica.com. Such communications will be reviewed by our Secretary, who will remove communications relating to solicitations, junk mail and the like. All shareholder communications shall be promptly forwarded to the applicable member(s) of our Board or to the entire Board, as requested in the shareholder communication.

ATTENDANCE AT THE ANNUAL MEETING OF SHAREHOLDERS

It is the Company’s policy that all of the Company’s directors and nominees for election as directors at the Annual Meeting attend the Annual Meeting except in cases of extraordinary circumstances. All of the nominees for election at the 2016 annual meeting of shareholders and all of the other directors attended the 2016 annual meeting of shareholders. The Company expects all nominees and directors to attend the 2017 Annual Meeting.

CODE OF BUSINESS CONDUCT AND ETHICS

The Company has adopted a Code of Conduct that applies to all of the Company’s employees, including but not limited to the Company’s principal executive officer, principal financial and accounting officer and controller. Any amendments or waivers to provisions applicable to our principal executive officer, principal financial and accounting officer or controller will be posted on the Company’s website.

WEBSITE ACCESS TO CORPORATE GOVERNANCE DOCUMENTS

The Company’s Code of Conduct and Audit, Compensation and Nominating and Governance Committee Charters are posted on the Company’s website at www.spanamerica.com (Select “About Us” then “Investor Relations”).

AUDIT COMMITTEE REPORT

Notwithstanding any statement in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, incorporating future or past filings, including this Proxy Statement, in whole or in part, the following Audit Committee Report shall not be incorporated by reference into any such filing unless the incorporation specifically lists the following Audit Committee Report.

The Audit Committee is comprised of three non-employee directors, all of whom are independent as defined in the NASDAQ Listing Rules and as required by SEC Rule 10A-3 promulgated under the Exchange Act. The Board has determined that Audit Committee Chairman Robert H. Dick and Audit Committee members Dan R. Lee and Terry Allison Rappuhn are audit committee financial experts with respect to the Company as defined by SEC regulations.

In carrying out its responsibilities, the Audit Committee has done the following:

●

Reviewed and discussed the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 1, 2016 with the Company’s management and independent accountant.

●

Discussed with the independent accountant the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

●

Received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with the independent accountant its independence.

Based on the review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 1, 2016 be included therein, for filing with the Securities and Exchange Commission.

All members of the 2016 Audit Committee concur in this report.

Robert H. Dick (Chairman)

Dan R. Lee

Terry Allison Rappuhn

EXECUTIVE OFFICERS

The following table sets forth all of the current executive officers of the Company and their respective ages, company positions and offices, and periods during which they have served as officers of the Company. There are no persons who have been selected by the Company to serve as its executive officers who are not set forth in the following table.

Name	Age	Company Offices Currently Held	Company Officer Since

James D. Ferguson	60	President and Chief Executive Officer	1995
Robert E. Ackley	62	Vice President of Custom Products	1995
Richard C. Coggins	59	Vice President of Finance, Secretary and Chief Financial Officer	1987
William D. Darby	41	Vice President of Quality	2010
Erick C. Herlong	46	Vice President of Operations	2001
James R. O’Reagan	64	Vice President of R&D and Engineering	2001
Clyde A. Shew	59	Vice President of Medical Sales and Marketing	1996
Marie Sitter	66	Vice President of Human Resources	2004
James L. Teague, Jr.	51	Vice President of Business Development	2016†

†	Mr. Teague joined the Company and was appointed Vice President of Business Development in October 2016 during the first week of fiscal 2017.

The Company’s executive officers are appointed by the Board and serve at the direction of the Board.

Business Experience of Executive Officers

Mr. Ferguson’s business experience is set forth above under “Business Experience of Nominees and Directors.”

Mr. Ackley joined the Company as Materials Manager in 1987. He was named Director of Consumer Sales in 1993, Vice President of Marketing in 1995, Vice President of Consumer Sales in 1996, Vice President of Operations in 1998, and Vice President of Custom Products in 2000. Prior to joining the Company, Mr. Ackley worked in various operations management roles for Almay Cosmetics in North Carolina and C.B. Fleet Company in Virginia.

Mr. Coggins’ business experience is set forth above under “Business Experience of Nominees and Directors.”

Mr. Darby joined the Company as Production Manager in September 2002.  He was promoted to Plant Manager in February 2007, named Director of Quality in May 2010 and promoted to Vice President of Quality in September 2015.  From 1997 to 2002, Mr. Darby worked for Dunlop Sports Group in various Quality Management roles and lastly as Quality Manager – Supply Chain.  Mr. Darby is a certified Six Sigma Master Black Belt through the University of Texas and graduated with a B.S. degree in Business Administration from the University of South Carolina.

Mr. Herlong joined Span-America in 1995 as Packaging Engineer. He became Production Manager in 1998 and Plant Manager in 2000. He was named Director of Operations in May 2001 and Vice President of Operations in December 2008. Before joining Span-America, Mr. Herlong worked for Dixie-Narco, a division of Maytag Corporation, an appliance manufacturer, for two years in the positions of Technical Services Representative and Materials Management Specialist. Mr. Herlong graduated from Clemson University in 1993 with a B.S. degree in Packaging Science.

Mr. O’Reagan joined the Company in August 2001 as Vice President of R&D and Engineering. From 1982 until 2001, Mr. O’Reagan worked for C.B. Fleet Company in Virginia. While at Fleet, he served in various positions including Director of Engineering, Director of Operations, Director of Global Operations Planning and Engineering, and Director of Latin America and Global Manufacturing Planning. Mr. O’Reagan holds B.S. and M.S. degrees in Mechanical Engineering from the University of Virginia.

Mr. Shew joined the Company as Director of Corporate Accounts in May 1996. He was promoted to Vice President of Medical Sales in October 1996 and Vice President of Medical Sales and Marketing in February 1998. From 1984 to 1996, Mr. Shew worked in various sales and marketing roles for Professional Medical Products, Inc. in Greenwood, South Carolina. His final position there was Director of Corporate Accounts, where he was responsible for contracting with multi-facility health care organizations in the United States. Professional Medical Products was a manufacturer and distributor of various health care products.

Ms. Sitter joined Span-America in 2000 as Human Resources Manager. She was promoted to Director of Human Resources in 2004. In December 2008, Ms. Sitter was named Vice President of Human Resources. Prior to joining the Company, Ms. Sitter was employed as Director of Human Resources for CDS Ensembles, a privately held manufacturer of bedding products, where she worked from 1993 to 2000.

Mr. Teague joined the Company as Vice President of Business Development in October 2016. He was previously employed by Span-America, beginning as Production Supervisor in 1989. He was promoted to Purchasing Agent in 1990, Production Manager in 1992 and General Manager of the Company’s Contract Packaging Division in 1994. In 1998, Mr. Teague and a business partner purchased the Contract Packaging Division from Span-America and renamed the company Span Contract Packaging. Mr. Teague managed Span Contract Packaging from 1998 until 2004, when the company was acquired by Cloud Packaging Solutions. From 2004 to 2016, Mr. Teague held a variety of positions for Cloud Packaging, which later became Multi-Pack Solutions. His last position with Multi-Pack was Executive Vice President of Sales and Marketing. Mr. Teague graduated with a B.S. degree in Biology from the University of Georgia in 1987 and received an MBA degree from the University of South Carolina in 1989.

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Decisions

The compensation of our executive officers is proposed by our Board’s Compensation & Management Development Committee (referred to hereafter as the “Compensation Committee”) to the full Board and approved by resolution of the full Board. Thomas F. Grady, Jr., Thomas D. Henrion and Dan R. Lee constituted the Compensation Committee in fiscal year 2016, and assuming Messrs. Grady and Lee are reelected as directors, they are expected to continue to serve as members of the Compensation Committee in fiscal year 2017. Each member of the Compensation Committee is a non-employee director determined by the Board to be independent within the meaning of NASDAQ Listing Rules. As requested by the Compensation Committee, our chief executive officer, Mr. Ferguson, presents individual performance review summaries, proposed annual salary adjustments and option grant recommendations for the other executive officers to the members of the Compensation Committee. The Compensation Committee reviews the information and either approves the recommendations or makes changes at the Compensation Committee’s discretion. The Compensation Committee makes its own assessment of Mr. Ferguson based on the Company’s financial performance, his compensation relative to comparable CEOs, the components of his compensation and his total compensation level. The Compensation Committee chairman then presents the Compensation Committee’s recommendation to the full Board for discussion and approval.

Shareholder Votes on Executive Compensation

The Board has evaluated the results of the shareholder votes on executive compensation that were held at the 2011 annual meeting. The shareholders voted to hold a say-on-pay advisory vote on executive compensation every two years, and the Board resolved to accept the shareholders’ recommendation. As a result, the advisory vote on executive compensation was held at the 2013 and 2015 annual shareholders’ meetings and is being held again at this year’s Annual Meeting as Item 2 of this Proxy Statement. The Company is also holding another advisory vote on the frequency of say-on-pay advisory votes, which is Item 3 of this Proxy Statement. If shareholders approve the Board’s recommendation to continue to conduct advisory say-on-pay votes on executive compensation every two years, then the next shareholder advisory vote on executive compensation will occur at the Company’s 2019 annual shareholders’ meeting.

At the 2015 annual meeting, the shareholders voted to approve the compensation of the executive officers by the following vote: 1,725,825 shares “For,” 20,460 shares “Against” and 16,969 shares “Abstained.” The Board is encouraged that the executive compensation was approved by a wide margin of the votes cast on this proposal and believes that the supportive vote was an indication that the Company’s executive compensation policies are reasonably well aligned with shareholder value.

Compensation Policies and Objectives

In general, the Compensation Committee and the Board have structured officer compensation so as to:

●	provide competitive levels of compensation that integrate pay with the Company’s annual and long-term performance goals;

●	reward above-average corporate performance without encouraging excess risk to the Company;

●	recognize individual initiative, responsibility and achievements; and

●	assist the Company in attracting and retaining qualified executives.

In addition, the Compensation Committee believes that stock ownership by management and stock-based performance compensation arrangements are beneficial because they align management’s and shareholders’ interest in the enhancement of shareholder value.

The executive officers’ overall compensation is intended to be consistent with the compensation paid to executives of companies similar in size and character to the Company, provided that the Company’s performance warrants the compensation being paid. In determining the appropriate mix of compensation, the Compensation Committee has utilized a combination of salary, cash bonuses, equity compensation and benefits. The Compensation Committee has also attempted to maintain an appropriate relationship between the compensation of the executive officers and their relative levels of responsibility within the Company.

The Compensation Committee does not maintain formal, written executive compensation policies. The Compensation Committee initially engaged a consulting firm in 2002 as described below under “Benchmarking” and has generally continued to follow guidance received in 2002 from that consultant. In 2012, the Compensation Committee engaged the same consulting firm to update the 2002 analysis. This updated analysis is further described below. Except to the extent described under “Benchmarking” and “Base Salary” below, the Compensation Committee has not relied on formulas or specific analysis in determining levels and mixes of compensation but rather has relied on its members’ subjective, but reasonable, good faith judgment based on their years of experience both with the Company and with other companies they have been involved with in their professional careers. To some degree, the structure of the Company’s executive compensation reflects a long-standing historical tradition that the Compensation Committee and the Board believe, based on their professional experience, has served the Company well. Consequently, the Compensation Committee and the Board have not sought to revisit sound prior decisions. The discussions below under the headings “Incentive Compensation – Fiscal Year 2016 Bonuses” and “Incentive Compensation – Extraordinary Bonuses” demonstrate how this subjective process resulted in specific compensation decisions.

Benchmarking

In 2002, the Compensation Committee retained the human resources and compensation advisory firm Mercer, LLC (“Mercer”) to assist the Compensation Committee in structuring the Company’s executive compensation policies and plans, focusing on total cash compensation (base salary plus annual incentives) and long-term incentives, including stock options and restricted stock awards. Mercer reviewed and confirmed the reasonableness of the Company’s salary administration system. Under this system, management assigns a particular job grade level to each Company employee, including the Named Executive Officers, using a quantitative scoring system which considers various factors under the major categories of job demands, knowledge, job content and level of responsibility. Management then assigns a salary range to each job grade level. Management used input from Mercer in assigning salary ranges in 2002, and at Mercer’s suggestion, has periodically updated the salary ranges for changes in cost of living since 2002. The structure of the salary administration system is reviewed periodically and approved by the Compensation Committee. Any material change in the Company’s salary administration system in between reviews must also be approved by the Compensation Committee.

Mercer evaluated the base salary and incentive compensation of the Company’s executive officers and selected jobs from each job grade level by comparing Company information to published compensation survey data from companies in the non-durable goods manufacturing segment with annual revenues similar to those of the Company (approximately $35 million at the time of the study). The survey data included information on job duties, base salary and total cash compensation at the 25th, 50th and 75th percentiles, adjusted where appropriate for the geographic pay differentials between Greenville, South Carolina and the locations of the companies in the survey data. Mercer also compared the Company’s one and three-year financial performance to a different peer group of 12 publicly traded manufacturing companies identified by management and Mercer as being comparable to the Company. This analysis served as a basis to evaluate the correlation between Company performance and compensation. Mercer and the Compensation Committee generally considered compensation to be within the market competitive range if total cash compensation was within 80% to 120% of the market 50th percentile.

Neither peer group used by Mercer for its 2002 or 2012 analysis is the same as the peer group used in the Company’s Performance Graph included in Item 5 of the Company’s Annual Report on Form 10-K. For the Performance Graph, the Company has historically used a peer group consisting of publicly traded companies with the SIC code of 3842, which includes manufacturers of medical products and supplies. We chose not to design a custom peer group for Mercer’s 2002 analysis because there would be few, if any, directly comparable companies as we have separate competitors in the medical, consumer and industrial businesses, and we are not aware of another single competitor with a similar mix of our products or businesses. Several of our closest competitors in the medical and consumer businesses are privately held with no or limited data available. Other competitors are so much larger than the Company that we believe they are not comparable to us, particularly with regard to compensation. Mercer selected peer groups from its own “off-the-shelf” data at the request of the Company rather than collecting new “custom-made” data for the SIC code 3842 group to reduce the expense of Mercer’s engagement. Mercer advised us that they selected their peer group companies by revenue size within the industry because executive market values are strongly correlated with company revenues.

Except to the extent to which incentive compensation used to be tied to the achievement of individual performance goals as described below, job grade level is the primary factor in determining the difference between the amounts of any particular component of compensation awarded to different executive officers.

In August 2012, the Compensation Committee retained Mercer in a limited role to evaluate the competitiveness of executive compensation for the company’s eight most senior managers, which includes the Named Executive Officers. As a result of Mercer’s 2012 analysis, the Compensation Committee recommended that the salary ranges for job levels 13 and above (which currently include only the eight most senior managers) in the Company’s salary administration system be increased to more competitive levels in comparison to the Company’s peer group. The Board approved these changes in September 2012. The salary changes became effective during the first quarter of fiscal 2013 on December 1, 2012.

For the 2012 analysis, Mercer collected data from peer group companies and market surveys and blended the peer group and survey data together equally to develop market composite data. Companies comprising the peer group (listed below) were in the “Healthcare Supplies” and “Alternative Manufacturing” sub-industries, and were generally within 0.5 to 2.0 times Span-America’s fiscal year 2012 revenue of approximately $76 million. Mercer’s market survey data targeted companies in the “Manufacturing” industry with annual revenues generally less than $200 million. Companies included in the peer group for Mercer’s 2012 analysis were as follows:

Company Name	Ticker	Company Name	Ticker
CCA Industries	CAW	RiceBran Technologies (1)	RIBT
Derma Sciences, Inc.	DSCI	Rochester Medical Corp.	ROCM
Eastern Company	EML	Superior Uniform Group, Inc.	SGC
Lakeland Industries, Inc.	LAKE	Synergetics USA, Inc.	SURG
Met-Pro Corporation	MPR	Taylor Devices, Inc.	TAYD
Natural Alternatives Intnl., Inc.	NAII	Utah Medical Products, Inc.	UTMD
OmegaFlex, Inc.	OFLX	WSI Industries, Inc.	WSCI
PGT, Inc.	PGTI

(1)	RiceBran Technologies was formerly Nutracea (NTRZ) at the time of the 2012 study.

The Compensation Committee expects to evaluate during fiscal year 2017 the need to update the 2012 compensation analysis to reflect more current peer group and survey data and to ensure that the Company’s salary administration system remains competitive.

Base Salary

Generally, each year, our CEO, Mr. Ferguson, and the Company’s human resources personnel determine a base salary adjustment level for an employee who is an average performer based primarily on the annual change in the cost of living and also on Company performance based on several measures including but not limited to the Company’s operating income, net income, sales growth, return on equity and return on assets. Individual employees are given higher or lower raises (or no raise for low-performers) based on individual performance and where their pre-raise salary falls within the salary range for their job grade level under the salary administration system described above. Mr. Ferguson provides the Compensation Committee with his assessment of the performance of senior managers, including the executive officers other than himself, and his recommended salary changes, if any. The Compensation Committee then considers and approves or alters Mr. Ferguson’s recommendations and makes its own recommendation to the full Board for approval. The Compensation Committee uses a similar process, but without any recommendation from Mr. Ferguson, for determining the amount of base salary for Mr. Ferguson it will recommend to the Board. Each executive officer’s base salary has been revised annually since 2002 on the anniversary date of his or her last performance review, which historically has been on December 1st for all executive officers, based generally on this procedure.

Incentive Compensation

The Management Bonus Plan. The Compensation Committee believes that a significant portion of the executive officers’ compensation should be based on corporate performance. The principal means through which the Company ties compensation to performance is through the Company’s Management Bonus Plan (the “Bonus Plan”). Participants in the Bonus Plan include the Company’s executive officers and senior management, including all of the Named Executive Officers. The Bonus Plan requires that, prior to the beginning of each fiscal year, the Board approves the Company’s operating plan, which contains financial projections for the coming fiscal year. The operating plan includes an operating profit target that takes into consideration the prior fiscal year’s operating profit, current fiscal year business conditions, expectations for the coming fiscal year and the Company’s long-term growth goals. Bonus payments are determined by a formula in the Bonus Plan and are based entirely on the Company’s actual operating profit performance in relation to the planned operating profit contained in the current fiscal year operating plan. The Compensation Committee and the Board must approve the operating profit target at the beginning of the new fiscal year. Bonus payments are not based on current fiscal year operating profit results compared with prior-fiscal year levels. Consequently, it is possible to have large bonus payments in a fiscal year when the Company’s operating profit declined from prior-fiscal year levels as long as the actual operating profit exceeded the planned operating profit by a wide margin. Conversely, it is possible to have small bonus payments or no bonus payments at all in a fiscal year when the Company’s operating profit increased over prior-fiscal year levels if actual operating profit exceeded planned operating profit by a small margin or did not reach at least the minimum percentage of planned operating profit required by the Compensation Committee and Board as the entry point to receive a bonus payment.

Since fiscal 2005, bonuses for each of the executive officers have been based entirely on overall Company operating profit performance. Prior to fiscal 2005, bonuses for the executive officers were based approximately 60% on overall Company operating profit performance and approximately 40% on the achievement of individual targets pertinent to the participant’s business unit or area of operations that were determined by the chief executive officer and reviewed by the Compensation Committee. Individual targets have not been used for setting bonus targets since fiscal 2005 because the Compensation Committee and Board believed that the individual bonus targets created potentially divisive competition among the Company’s managers and business units. In addition, it was difficult to make the individual targets equitable among managers and business units. The Compensation Committee and Board believed that having all participating managers focused on the same target was a more effective incentive system than using a number of disparate targets.

The percentage of base salary each executive officer can earn as a bonus is variable starting at 0% if Company operating profit performance is less than approximately 85% of target. If the Company reaches 100% of its target operating profit performance, the bonus has historically been between approximately 12% and 20% of base salary. Bonuses can be higher if Company performance exceeds operating profit targets, and there is no cap on the amount of bonus that can be earned. Historically, the largest bonuses earned by the executive officers under the plan were approximately 63.4% of base salary and resulted from the Company achieving an operating profit in excess of 155% of that year’s target. In general, achieving 85% of the Company operating profit target requires a slight improvement in operating profit over the previous year’s performance; achieving 100% of the Company target generally requires a 10% to 15% increase in operating profit compared with the prior year; and achieving 150% of the Company target requires a 50% to 60% increase in operating profit compared with the previous year. However, the Compensation Committee may adjust the percent of target and percent of salary ranges up or down for unusual events affecting Company operations, such as the Company’s exit of the safety catheter business in fiscal 2007 or the loss of large customers in fiscal years 2009 and 2014.

Under the executive compensation disclosure rules promulgated by the SEC, awards and payments under the Bonus Plan are classified as “non-equity incentive plan” awards and compensation, respectively, rather than “bonuses” for purposes of disclosure in the management compensation tables below because there is substantial uncertainty over whether the Bonus Plan targets will be achieved when they are established, and the targets are communicated to management after they are established.

Fiscal Year 2016 Bonuses. The Bonus Plan for fiscal year 2016 was structured using a similar framework to that described above. Because one of the Company’s consumer products was selected for a one-time seasonal promotion by a large customer at the beginning of fiscal year 2016, the Board expected fiscal year 2016 operating profit to be higher than the actual operating profit achieved during fiscal year 2015. As a result of the increase in planned earnings, the Compensation Committee believed that the bonus calculation should be split between the base business operating profit plan and the one-time seasonal business operating profit. We define one-time seasonal business as a project in the Company’s custom products segment with sales of $500,000 or more that must be re-quoted each year or season and for which there is no expectation that the project will be repeated in a future period. The main purpose of dividing the bonus plan into base business and one-time seasonal business is to reward the managers for the growth created by the one-time seasonal business without penalizing them during years when the one-time seasonal business does not recur because the Board believes that management has much more ability to affect the Company’s base business than one-time seasonal business. The threshold for executive officers to receive any bonus was lowered from 95% in fiscal year 2015 to 85% of target base business operating profit in fiscal year 2016, and the amount of the bonus payable if the Company achieved the fiscal year 2016 target base business operating profit was increased from 12% of base salary in fiscal year 2015 to 20% of base salary in fiscal year 2016. If at least 85% of the total target operating profit was achieved, then the management team would be eligible to receive a bonus for the base business operating profit performance in addition to a bonus for the one-time seasonal business.

The total bonus pool for the one-time seasonal business was set at 20% of the operating profit generated by the seasonal business. However, in order to be eligible to receive a bonus from the seasonal business, the actual total Company operating profit must have reached at least 85% of the planned total Company operating profit for fiscal 2016. The bonus pool for the seasonal business was then divided among the participants based on each manager’s job level and salary within his or her peer group within the Company. This methodology resulted in a seasonal-business bonus payment of 3.06% of each executive officer’s salary for fiscal 2016.

The Compensation Committee recommended these changes in the Bonus Plan for fiscal year 2016 to the full Board, and the Board approved the changes at the beginning of the fiscal year. At the end of fiscal year 2016, actual base business operating profit was 100.93% of planned base business operating profit. Consequently, each executive officer received a total base business bonus of 20.59% of base salary plus a one-time seasonal business bonus of 3.06% of base salary (as described above) for a total bonus payment for fiscal year 2016 of 23.65% of his or her salary.

Extraordinary Bonuses. The Compensation Committee and the Board reserve the right to award discretionary bonuses outside the scope of the Bonus Plan, either in addition to or in lieu of payments under the Bonus Plan, and to adjust the targets or calculations in the Bonus Plan. Circumstances in which the Compensation Committee or the Board would consider awarding such bonuses include but are not limited to situations in which the Company failed to meet targets under the Bonus Plan because of factors outside the control of the Company and management, but in which the Compensation Committee and the Board felt management nevertheless performed well in mitigating the adverse effects of such factors. If the Compensation Committee and the Board award bonuses outside the scope of the Bonus Plan, these bonuses usually qualify as true “bonuses” under the SEC executive compensation disclosure regulations and are disclosed as bonuses in the management compensation tables below.

The Board has not granted extraordinary bonuses since fiscal year 2007 when it adjusted the formulas in the Bonus Plan to exclude the write-off of the safety catheter business from the fiscal 2007 bonus calculations. The Board made this decision because the continuing business units, medical and custom products, had excellent performances and were not affected by the safety catheter segment. In addition, the Board believed that the poor performance of the safety catheter segment was primarily the result of market conditions rather than the result of specific management decisions.

Equity Compensation

The Board and its Compensation Committee believe that it is in the best interests of the Company and its shareholders to provide equity-based compensation to the Company’s management, key employees and non-employee directors to (i) attract and retain the highest quality people for these positions, (ii) incentivize them to maximize shareholder value and (iii) better align their compensation with the interests of the Company’s shareholders. While the Board and the Compensation Committee believe that it is generally in the best interests of the Company and its shareholders to increase management’s equity ownership, the Board and the Compensation Committee have not set minimum management stock ownership requirements or determined any target levels for management equity ownership.

The 2007 Equity Incentive Plan. The 2007 Equity Incentive Plan (the “2007 Equity Plan”) was approved by the Company’s shareholders at the 2007 Annual Meeting of Shareholders. Under the 2007 Equity Plan, the Compensation Committee has the discretion to grant restricted and non-restricted stock awards, restricted stock units, stock options and stock appreciation rights up to an aggregate of 250,000 shares of the Company’s Common Stock, of which not more than 75,000 shares may be issued pursuant to stock awards and restricted stock unit awards. Restricted stock units represent the right to receive a specified number of shares of Common Stock upon satisfaction of the vesting conditions applicable to the award. Stock appreciation rights or “SARs” generally represent the right to receive shares of Common Stock, cash or other property equal in value to the spread between the fair market value of the Common Stock on the date the SAR is exercised and the per share exercise price of the SAR multiplied by the number of shares of Common Stock subject to the SAR. Prior to fiscal year 2008, the Board awarded options to the Company’s management under the Company’s 1997 Stock Option Plan, which expired on October 20, 2007. The last remaining outstanding options awarded to the Named Executive Officers under the 1997 Stock Option Plan were exercised in fiscal year 2016. The table below under the heading “Outstanding Equity Awards at October 1, 2016” details the outstanding options awarded under the 2007 Equity Plan.

No Equity Compensation Grants in Fiscal Year 2016. The Board, on the recommendation of the Compensation Committee, did not grant equity compensation to any Company employees in fiscal year 2016 because the Board and Compensation Committee believed that the Company’s overall performance in fiscal 2016 did not warrant additional compensation.

Generally, each year, the Company’s Chief Executive Officer, Jim Ferguson, proposes option grants to the Compensation Committee. The Compensation Committee declined to grant options in fiscal years 2014, 2015 and 2016 generally because the Compensation Committee felt that (i) the cash bonuses under the Bonus Plan adequately rewarded management for the Company’s operating performance in those fiscal years and (ii) awarding equity compensation in addition to such cash bonuses was unwarranted, considering the Company’s overall performance in the prior fiscal year for each of those three fiscal years. The Board last granted options in fiscal year 2011, when options were granted in lieu of salary increases.

Adjustment or Recovery of Awards

The Compensation Committee and the Board have not adopted a formal or informal policy regarding the adjustment or recovery of awards in the event that a restatement of the Company’s financial statements is required which would show financial results indicating that lesser bonuses, options or other incentive compensation should have been awarded with respect to the fiscal years subject to the restatement. We have not been required to restate any of our financial statements or experienced any other circumstances that would have resulted in lower incentive awards being paid or given than those actually paid or given. If we were required to restate our financial statements or otherwise retroactively adjust indicators on which performance compensation was based, the Compensation Committee and the Board would assess the circumstances and take such action as they believe would be legally permissible and appropriate.

Benefits

The Company has adopted certain broad-based employee benefit plans in which the Named Executive Officers participate. Benefits under these plans are not included in the compensation tables set forth below except to the extent detailed in Note 2 to the Summary Compensation Table and the “All Other Compensation” table set forth in such Note 2. The Company has adopted executive officer life insurance plans that are not broadly available to other employees, and the premiums paid by the Company under these plans for the Named Executive Officers are included in the Summary Compensation Table and described in Note 2 to the Summary Compensation Table.

Severance Protection

The Board and the Compensation Committee generally believe that employment agreements reduce the Company’s flexibility in employment relationships and that it is in the best interests of the Company and its shareholders for all employees, including the Company’s executive officers, to be employed on an at-will basis without employment agreements. However, as an exception to this general rule, the Company has entered into severance protection agreements with each of the executive officers except Mr. Darby and Mr. Teague. Each agreement generally provides the executive officer with a lump-sum cash payment equal to either 210% (for Mr. Ferguson and Mr. Coggins) or 110% (for the other executive officers except Mr. Darby and Mr. Teague) of his or her annual compensation in the event he or she is terminated without cause following a change in control of the Company. The agreements are described in more detail below under the heading “Potential Payments Upon Termination or Change in Control – Severance Protection Agreements.”

The Board believes that its executive officers are likely to be approached from time to time by potential acquirers of the Company and believes the severance protection provided to its executive officers – who are the most vulnerable to losing their employment in connection with a change of control of the Company – will align their interests with the interests of the Company’s shareholders in situations where a change-of-control is possible by (i) encouraging them to bring contacts from potential acquirers to the attention of the Board to assist the Board in maximizing shareholder value, (ii) keeping them committed to running the Company day-to-day and (iii) increasing their support for any strategic transaction that would be beneficial to shareholders. The Board believes that Mr. Ferguson, our President and CEO, and Mr. Coggins, our Vice President and CFO, are the most vulnerable to being replaced following a change in control; therefore, their severance payments were set at a larger percentage of their annual compensation.

Tax and Accounting Implications

Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally denies a corporate income tax deduction for annual compensation in excess of $1,000,000 paid to any of the Named Executive Officers. Certain types of compensation, including performance-based compensation, are generally excluded from this deduction limit. Historically, the total annual compensation of each of the Company’s executive officers, including the President and CEO, has been substantially less than $1,000,000, so the effects of Section 162(m) have not been a significant consideration in determining our executive compensation.

Section 409A of the Internal Revenue Code. Section 409A of the Internal Revenue Code generally imposes an excise tax on deferred compensation paid to employees that is not structured to comply with the requirements of Section 409A, which are complex. Section 409A imposes excise tax liability on the employee rather than the employer. However, because the Compensation Committee and the Board believe it would provide a disincentive to employees that would be contrary to the interests of the Company and its shareholders if Company employees had to pay such excise taxes on any deferred compensation they receive from the Company, the Compensation Committee and the Board seek to structure all deferred compensation arrangements so as to avoid the excise tax.

Compensation Decisions for Fiscal Year 2017

As discussed above under the heading “Base Salary,” the Board has increased the Named Executive Officers’ base salaries effective December 1, 2016 to the following amounts:

Name	FY 2017 Base Salary
James D. Ferguson	$363,420
Richard C. Coggins	235,278
Robert E. Ackley	206,679
James R. O’Reagan	195,612
Clyde A. Shew	244,755

Raises for fiscal 2017 were determined using the process described above under the heading “Base Salary.” Specific raise amounts for each officer and manager were determined subjectively, taking into consideration the officer’s and manager’s individual performance for the previous fiscal year, the Company’s overall financial performance for the previous fiscal year, the current estimated level of inflation and where the officer’s and manager’s pre-raise salary falls within the salary range for his or her job level in accordance with the salary administration system as described above. See the Summary Compensation Table below for additional compensation information for the Named Executive Officers.

The Board, on the recommendation of the Compensation Committee, has also set the bonus targets and amounts for the Named Executive Officers under the Bonus Plan for fiscal year 2017 using the procedure described above under the heading “Incentive Compensation – The Management Bonus Plan.” Bonuses will be based solely on the Company’s achievement of operating profit targets.

Relationship of Compensation Policies and Practices to the Company’s Risk Management

The Board and Compensation Committee believe that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company’s operations or financial condition. We also believe that our compensation structures are not reasonably likely to encourage excessive risk taking by our executive officers or managers. As discussed above under the headings “Incentive Compensation” and “Equity Compensation,” the primary elements of the Company’s incentive compensation are the Bonus Plan and stock options granted under the Company’s equity incentive plans. The Bonus Plan is designed to be a short-term incentive plan. It rewards all participants based on the Company’s actual fiscal year operating profit performance in relation to planned fiscal year operating profit. Participants in the Bonus Plan are incentivized to maximize the Company’s operating profit in relation to the operating plan. The operating plan for each fiscal year and the Bonus Plan formulas must be approved by the Board at the beginning of each fiscal year. Before approving the plan for each new fiscal year, the Board considers whether the plan meets the Company’s short- and long-term growth and risk management goals. Since bonus payments are tied to overall Company performance, we believe that no bonus-eligible officer or manager has an incentive to sacrifice the Company’s and its shareholders’ best interests for his or her own self-interest. We also believe this Bonus Plan process aligns the interests of our officers, managers and shareholders by rewarding officers and managers if the Company achieves the operating profit goals approved by the Board.

The primary means of providing long-term incentive compensation is through stock options granted under the Company’s equity incentive plans. Options are granted to officers and managers periodically by the Board as recommended by the Compensation Committee. Options are granted with exercise prices at 100% of the fair market value of the Company’s stock price on the date of grant. Options generally vest at the greater of 1,000 shares per year or 20% of the underlying grant per year. Since the options have value only if the Company’s stock price increases above the grant date fair market value, participants are therefore incentivized to maximize the increase in the Company’s stock price over time. We believe this process aligns the interests of the Company’s officers, managers and shareholders when this form of compensation is used by the Company.

The Company’s sales representatives are compensated through a combination of base salary and commission payments that we believe is common in our industry. Commissions are paid based on sales of the company’s products, and commission rates vary generally depending on the profitability of the products sold. In most cases, our commission rates are correlated with the gross margins of our product lines. We generally offer higher commission rates on more profitable product lines. The Company’s list pricing is set by senior management, and sales representatives cannot deviate from list pricing without the approval of the region sales manager and the product manager. We do not believe that our commission compensation plan materially increases the Company’s overall risk because the structure of our commission plan aligns the interests of our sales representatives with the interests of the Company and its shareholders.

COMPENSATION COMMITTEE REPORT

Notwithstanding any statement in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, incorporating future or past filings, including this Proxy Statement, in whole or in part, the following Compensation Committee Report shall not be incorporated by reference into any such filing other than the Company’s Annual Report on Form 10-K for the fiscal year ended October 1, 2016, unless the incorporation specifically lists the following Compensation Committee Report.

The Compensation Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis included in this proxy statement. As a result, the Compensation Committee believes the Compensation Discussion and Analysis represents the intent and actions of the Compensation Committee and the Board with regard to executive compensation and has recommended to the Board that it be included in this proxy statement for filing with the SEC.

The Compensation Committee

Thomas D. Henrion (Chairman)
Thomas F. Grady, Jr.
Dan R. Lee

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2016

The following tables show the cash compensation paid or accrued by the Company during fiscal years 2014, 2015 and 2016, as well as certain other compensation paid or accrued during those fiscal years, to the Company’s Chief Executive Officer and to each of the four other most highly compensated officers (collectively, the “Named Executive Officers”).

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Non- Equity Incentive Plan Compen- sation ($) (1)	All Other Compen- sation ($) (2)	Total ($)

James D. Ferguson	2016	$350,846	$83,446	$8,991	$443,283
President & Chief Executive Officer	2015	339,250	41,205	9,075	389,530
	2014	329,633	-	8,983	338,616

Richard C. Coggins	2016	227,138	54,023	8,021	289,182
VP & Chief Financial Officer	2015	219,617	26,676	7,264	253,557
	2014	213,167	-	7,222	220,389

Robert E. Ackley	2016	199,842	47,456	6,544	253,842
VP - Custom Products	2015	194,792	23,662	5,827	224,281
	2014	189,338	-	5,850	195,188

James R. O’Reagan	2016	188,844	44,914	7,064	240,822
VP - R&D and Engineering	2015	182,457	22,179	6,351	210,987
	2014	176,291	-	6,570	182,861

Clyde A. Shew	2016	237,254	56,473	9,853	303,580
VP - Medical Sales & Marketing	2015	228,467	27,752	8,894	265,113
	2014	221,550	-	8,797	230,347

(1)

Payments made for fiscal years 2016, 2015 and 2014 under the Company’s Management Bonus Plan in accordance with the operating income targets set when awards were made at the beginning of those fiscal years are shown in the “Non-Equity Incentive Plan Compensation” column above.

(2)

All other compensation includes (i) contributions to the Company’s 401(k) plan by the Company on behalf of the Named Executive Officers to match pre-tax deferral contributions from the Named Executive Officers, all of which are vested, (ii) life insurance premiums for both the term and non-term portions of the premium paid by the Company on behalf of the Named Executive Officers, and (iii) in the case of Mr. Ferguson, Mr. Coggins and Mr. Shew, payments for tax return preparation services and related Medicare tax liabilities incurred in connection with those payments for tax return preparation services. Further detail of this other compensation is provided below under “All Other Compensation.”

All Other Compensation

Name	Year	401(k)	Life Insurance	Tax Return Preparation and Related Medicare Taxes	Total

James D. Ferguson	2016	$6,858	$1,157	$976	$8,991
	2015	6,392	1,158	1,525	9,075
	2014	6,500	1,158	1,325	8,983

Richard C. Coggins	2016	6,345	824	852	8,021
	2015	5,490	824	950	7,264
	2014	5,638	824	760	7,222

Robert E. Ackley	2016	5,588	956	-	6,544
	2015	4,870	957	-	5,827
	2014	4,893	957	-	5,850

James R. O’Reagan	2016	5,276	1,788	-	7,064
	2015	4,562	1,789	-	6,351
	2014	4,781	1,789	-	6,570

Clyde A. Shew	2016	6,625	1,616	1,612	9,853
	2015	5,712	1,617	1,565	8,894
	2014	5,630	1,617	1,550	8,797

For more information on individual items of compensation disclosed in the Summary Compensation Table above, see the disclosure set forth under the headings “Base Salary,” “Incentive Compensation,” “Equity Compensation” and “Benefits” contained in the “Compensation Discussion and Analysis” above, which disclosure is incorporated herein by reference.

GRANTS OF PLAN-BASED AWARDS

The table below sets forth certain information about fiscal year 2016 awards made under the Company’s Management Bonus Plan.

	Estimated Future Payouts
	Under Non-Equity Incentive Plan Awards
Name	Threshold ($)	Target ($)(1)	Maximum ($)

James D. Ferguson
Bonus Plan	$0	$70,567	(1)

Richard C. Coggins
Bonus Plan	0	45,685	(1)

Robert E. Ackley
Bonus Plan	0	40,132	(1)

James R. O’Reagan
Bonus Plan	0	37,983	(1)

Clyde A. Shew
Bonus Plan	0	47,757	(1)

(1)

Bonus targets for fiscal year 2016 were based on the Company’s achievement of operating profit performance in relation to its operating plan. The target amounts shown in the table above for each Named Executive Officer equals 20% of the Named Executive Officer’s base salary on the date of his fiscal 2016 salary review, which was December 1, 2015. Under the Bonus Plan formula, there is no cap on the maximum bonus that can be earned in a fiscal year. Historically, the largest bonuses ever earned were 63.4% of each Named Executive Officer’s base salary. Bonus payments for fiscal year 2016 were 23.65% of each Named Executive Officer’s base salary, which included a bonus of 20.59% of salary as a result of achieving 100.93% of the fiscal 2016 base business operating profit target plus a bonus of 3.06% of salary from one-time seasonal business operating profit. The fiscal year 2016 bonus payments are shown in the Summary Compensation Table above. For additional information on the Management Bonus Plan, see the discussion above in the Compensation Discussion and Analysis under the heading “Incentive Compensation – The Management Bonus Plan.”

For more information on the awards and grants disclosed in the Grants of Plan-Based Awards table above, see the disclosure set forth under the heading “Incentive Compensation” contained in the “Compensation Discussion and Analysis” above, which disclosure is incorporated herein by reference.

OUTSTANDING EQUITY AWARDS AT OCTOBER 1, 2016

The table below lists all outstanding Company stock options granted under the Company’s 2007 Equity Incentive Plan to the Company’s Named Executive Officers as of October 1, 2016.

Outstanding Equity Awards at Fiscal Year-End

		Option Awards

		Number of	Number of
		Securities	Securities
		Underlying	Underlying
		Unexercised	Unexercised
		Options	Options	Option	Option
	Grant	(#)	(#)	Exercise	Expiration
Name	Date	Exercisable	Unexercisable	Price	Date

Ferguson	02/11/09	3,000	-	$ 9.34	02/11/19
	11/09/10	7,000	-	14.90	11/09/20
Sub-total		10,000	-

Coggins	02/11/09	2,500	-	9.34	02/11/19
	11/09/10	5,000	-	14.90	11/09/20
Sub-total		7,500	-

Ackley	02/11/09	2,000	-	9.34	02/11/19
	11/09/10	4,000	-	14.90	11/09/20
Sub-total		6,000	-

O’Reagan	02/11/09	2,000	-	9.34	02/11/19
	11/09/10	4,000	-	14.90	11/09/20
Sub-total		6,000	-

Shew	02/11/09	2,500	-	9.34	02/11/19
	11/09/10	5,000	-	14.90	11/09/20
Sub-total		7,500	-

Total		37,000	-

OPTION EXERCISES IN FISCAL YEAR 2016

The following table sets forth information with respect to the Company’s Named Executive Officers concerning the exercise of options during the 2016 fiscal year.

Option Exercises

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
James D. Ferguson	3,551	$31,071
Richard C. Coggins	2,583	22,162
Robert E. Ackley	2,583	22,136
James R. O’Reagan	2,583	20,716
Clyde A. Shew	2,583	23,066

(1)

The “value realized” on option exercises is determined by subtracting the amount paid upon exercise of the options from the market value of the underlying Common Stock as of the exercise date. The market value of the underlying Common Stock is equal to the average of the high and low sales prices on the measurement date as reported by NASDAQ.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Severance Protection Agreements

All Span-America employees, including the Named Executive Officers, are employed at will by the Company and do not have employment agreements. The Company has entered into severance protection agreements dated July 25, 2002 with each of its Named Executive Officers. The agreements provide for a lump sum severance payment of either 110% (for Messrs. Ackley, O’Reagan and Shew) or 210% (for Messrs. Ferguson and Coggins) of each executive’s annual compensation if the executive’s employment is terminated without cause (as defined in the agreements) within one year following a change in control. For purposes of determining the annual amount of an element of compensation that is not fixed, such as a bonus, the annual amount is deemed equal to the average of such component over the three-year period immediately prior to termination. An amount equal to 10% of the Named Executive Officer’s base salary at the rate in effect immediately prior to the change in control is deemed to be the value of lost benefits. The agreements also provide for vesting of the executives’ then outstanding options and restricted stock following such termination. The agreements have a rolling term of one year (except for Mr. Ferguson’s and Mr. Coggins’ agreements, which have two-year terms) that automatically extend each day for an additional day without any action by either party. Either party to an agreement may terminate the agreement by written notice to the other. Upon such notice, the agreement will cease to extend automatically and will be terminated one year from the notice date (two years for Mr. Ferguson’s and Mr. Coggins’ agreements).

The severance protection agreements include “double trigger” provisions, meaning that any payments and benefits are paid only if (i) there is a “change in control” and (ii) the covered executive officer is terminated without cause within one year following a “change in control.” We believe this “double trigger” approach is appropriate because it enhances retention following a change in control, and a change in control may require the continued services of an executive officer without a change in that officer’s position, role or compensation opportunities. Furthermore, the “double trigger” approach is intended to motivate the covered executive officer to remain with us, or any successor to us, in spite of any disruptions or dislocations resulting from ownership changes. We believe that such “double trigger” provisions, both presently and prospectively, enhance shareholder value by ensuring business continuity in the event of a change in control and allow us to employ and retain executives who are truly committed to our business.

Under the severance agreements, “change in control” is generally defined as (i) the acquisition by any person of securities representing 35% or more of the combined voting power of the Company’s outstanding voting securities; (ii) during any period of up to two consecutive years, individuals who, at the beginning of such period, constitute the Board, or whose nomination as directors was approved by two-thirds of such persons or successors to such directors who were previously so approved, cease for any reason to constitute a majority of the Board; (iii) the shareholders of the Company approve a merger or consolidation of the Company with any corporation other than (A) a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to the merger or consolidation continuing to represent at least 51% of the voting power of the surviving entity, (B) a merger or consolidation effected to implement a recapitalization of the Company that meets certain conditions or (C) a plan of complete liquidation of the Company or a sale of substantially all of the Company’s assets; or (iv) the occurrence of any other event that the Board determines affects control of the Company and with respect to which the Board adopts a resolution that such event constitutes a change in control for purposes of the severance agreements.

The severance agreements contain a “golden parachute savings clause” that generally provides that if the Company’s independent accountants determine that severance payments under the agreements would constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code, then the payments will be reduced to the point that they do not constitute “excess parachute payments.” The agreements also provide that the Company must indemnify the Named Executive Officer against any penalties or excise taxes the Named Executive Officer might incur if the payments do cause a “parachute payment” within the meaning of Section 280G(b)(2) of the Internal Revenue Code. The agreements provide that if a Named Executive Officer becomes entitled to receive severance payments in connection with any change in control, then any non-competition agreement between the Named Executive Officer and the Company terminates. The agreements also require the Company to pay reasonable accountant’s, attorney’s and actuary’s fees incurred by a Named Executive Officer in confirming his or her rights under his or her agreement, in enforcing those rights and in responding to a tax audit related to payment of benefits under his or her agreement.

The table below sets forth the severance payments to which the Named Executive Officers would have been entitled had change in control severance payments been determined as of October 1, 2016 and also the death benefit payable under the life insurance policy on the life of each of the Named Executive Officers purchased by the Company had such Named Executive Officer passed away on October 1, 2016.

Involuntary Termination Change-in-Control and

Death Benefits at October 1, 2016

							Life
	Accrued	Amount Calculated Based On					Insurance
	Compen-	Annual Compensation		Lost	Option		Death
Name	sation (1)	Salary	Bonus	Benefits	Vesting (2)	Total	Benefit

Ferguson	$83,446	$705,670	$83,101	$35,284	$-	$907,501	$103,237
Coggins	54,023	456,850	53,799	22,843	-	587,515	112,694
Ackley	47,456	200,659	23,706	20,066	-	291,887	118,979
O’Reagan	44,914	189,915	22,364	18,992	-	276,185	81,872
Shew	56,473	238,785	28,075	23,879	-	347,212	100,641

(1)	The amounts shown represent non-equity incentive compensation earned during fiscal year 2016 under the Company’s Management Bonus Plan but not yet paid as of October 1, 2016.

(2)	There were no unvested options outstanding as of October 1, 2016.

EQUITY COMPENSATION PLANS

The following table summarizes information regarding our equity compensation plans as of October 1, 2016:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)(1)	(b)	(c)(2)
Equity compensation plans approved by security holders (1)	52,150	$13.18	190,500

Equity compensation plans not approved by security holders	0	0	0
Total	52,150	$13.18	190,500

(1)	Includes options granted under the 2007 Equity Incentive Plan.
(2)	The 2007 Equity Incentive Plan expired by its terms on December 31, 2016. Consequently, the Company can no longer issue any securities under that plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information set forth below is furnished as of the Record Date, with respect to Common Stock owned beneficially or of record by (i) persons known to the Company to be the beneficial owners of more than 5% of the Common Stock as of the Record Date, (ii) each of the directors and nominees individually, (iii) each of the Named Executive Officers included in the summary compensation table, and (iv) all directors and executive officers as a group. Unless otherwise noted, each person has sole voting and investment power with respect to such person’s shares shown in the table. All share amounts in the table include shares which are not outstanding but which are the subject of options exercisable in the 60 days following the Record Date. All percentages are calculated based on the total number of outstanding shares, plus the number of shares for the particular person or group which are not outstanding but which are the subject of options exercisable in the 60 days following the Record Date.

	Amount/Nature
Name and Address	of Beneficial	Percent
of Beneficial Owner	Ownership	of class

Beneficial Owners of More Than 5% of the Company’s Common Stock

Fidelity Management and Research Company	342,051 (1)	12.4%
245 Summer Street
Boston, MA 02210

Wells Fargo Advisors	192,381 (2)	7.0%
309 N Water Street, Suite 510
Milwaukee, WI 53202

	Amount/Nature
Name and Address	of Beneficial		Percent
of Beneficial Owner	Ownership		of class

Beneficial Owners of More Than 5% of the Company’s Common Stock (Continued)

Santa Monica Partners, LP	150,432	(3)	5.5%
1865 Palmer Avenue
Larchmont, NY 10538

Directors and Nominees

Richard C. Coggins	40,388	(4)	1.5%
Robert H. Dick	30,500	(5)	1.1%
James D. Ferguson	106,061	(6)	3.8%
Thomas F. Grady, Jr.	48,595		1.8%
Thomas D. Henrion	127,105	(7)	4.6%
Dan R. Lee	12,500		*
Linda D. Norman	11,650		*
Terry Allison Rappuhn	1,500		*
Thomas J. Sullivan	5,173		*

Named Executive Officers

James D. Ferguson	106,061	(6)	3.8%
Robert E. Ackley	17,929	(8)	*
Richard C. Coggins	40,388	(4)	1.5%
James R. O’Reagan	26,641	(9)	1.0%
Clyde A. Shew	38,719	(10)	1.4%

Directors and Executive Officers as a Group

All Directors and Executive	490,509	(11)	17.5%
Officers of the Company as a
Group (16 persons)

______________________

(1)	The amount shown as beneficially owned by Fidelity Management and Research Company is based on its schedule 13F-NT dated September 30, 2016 as reported on www.nasdaq.net/aspx/ownership.

(2)	The amount shown as beneficially owned by Wells Fargo Advisors is based on its schedule 13F-NT dated September 30, 2016 as reported on www.nasdaq.net/aspx/ownership.

(3)	The amount shown as beneficially owned by Santa Monica Partners, LP is based on its Schedule 13D/A filed on July 17, 2002.

(4)	The amount shown as beneficially owned by Mr. Coggins includes 7,500 shares subject to options held by Mr. Coggins which are exercisable within 60 days of the Record Date.

(5)

The amount shown as beneficially owned by Mr. Dick includes 1,000 shares held in an IRA account. The brokerage account in which these shares are held has margin capabilities. However, the Span-America shares in the account are not margined.

(6)	The amount shown as beneficially owned by Mr. Ferguson includes 10,000 shares subject to options held by Mr. Ferguson which are exercisable within 60 days of the Record Date.

(7)

The amount shown as beneficially owned by Mr. Henrion includes 8,200 shares owned by his spouse. Mr. Henrion disclaims beneficial ownership with respect to the shares owned by his spouse. One of the brokerage accounts in which these shares are held has margin capabilities. However, the Span-America shares in this account are not margined.

(8)	The amount shown as beneficially owned by Mr. Ackley includes 6,000 shares subject to options held by Mr. Ackley which are exercisable within 60 days of the Record Date.

(9)	The amount shown as beneficially owned by Mr. O’Reagan includes 6,000 shares subject to options held by Mr. O’Reagan which are exercisable within 60 days of the Record Date.

(10)	The amount shown as beneficially owned by Mr. Shew includes 7,500 shares subject to options held by Mr. Shew which are exercisable within 60 days of the Record Date.

(11)

The amount shown as beneficially owned by all directors and executive officers as a group includes 50,500 shares subject to options held by such persons which are exercisable within 60 days of the Record Date.

*	Less than one percent.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities to file with the Securities and Exchange Commission (the “SEC”) initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than 10% beneficial owners of the Company’s Common Stock are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required during the 2016 fiscal year, the Company believes that all of its executive officers and directors and all beneficial owners of more than 10% of the Company’s Common Stock of which the Company is aware filed the required reports on a timely basis under Section 16(a), except for three Form 4’s for three transactions on November 10, 2015, November 11, 2015 and November 12, 2015 filed late by Mr. Herlong and two Form 4’s for two transactions dated November 24, 2015 and December 18, 2015 filed late by Mr. Henrion.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As previously reported by the Company’s Current Report on Form 8-K dated September 28, 2015 and filed with the Securities and Exchange Commission (the “Commission”), on that date the Company entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Anita G. Zucker, as Trustee of The Jerry Zucker Revocable Trust dated March 20, 2007 and as successor-in-interest to Jerry Zucker, deceased (the “Zucker Trustee”), and Robert B. Johnston, a director of the Company, pursuant to which the Company purchased 249,310 shares of the Company’s common stock from Ms. Zucker (in her capacity as trustee) and 12,000 shares of the Company’s common stock from Mr. Johnston at a price of $17.49 per share or an aggregate of $4,570,312. The $17.49 per share purchase price was the closing price of the Company’s common stock on the NASDAQ Global Market on Thursday, September 24, 2015, the day before the parties started negotiating the transaction. The Company used cash on hand to pay the entire purchase price of the common stock and obtained a waiver from its credit facility lender with respect to a covenant restricting stock purchases in excess of $1 million in any 12-month period. Ms. Zucker is the Chairwoman and Chief Executive Officer of The InterTech Group, Inc. (“InterTech”), and Mr. Johnston is the Executive Vice President and Chief Strategy Officer of InterTech. The transaction resulted in Ms. Zucker, Mr. Johnston, InterTech and their affiliates and associates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) ceasing to beneficially own any shares of the Company’s common stock. Immediately prior to the acquisition, the acquired shares represented approximately 9% of the Company’s outstanding shares.

Simultaneously with the Company’s entry into the Stock Purchase Agreement, the Company, the Zucker Trustee, Mr. Johnston and InterTech, entered into an Amended & Restated Standstill Agreement that amended and restated in its entirety the Standstill Agreement between those parties dated March 1, 2013 (the “Original Standstill Agreement”), a copy of which was filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the commission on March 5, 2013. The Amended & Restated Standstill Agreement reduced the maximum beneficial ownership of the Company’s common stock that Ms. Zucker, Mr. Johnston, InterTech and their affiliates and associates can acquire during the standstill period under the agreement from 20% to 5% of the Company’s total outstanding common stock and deleted provisions related to the continued service of Mr. Johnston or any other InterTech affiliate as a director of the Company. The standstill period under the agreement expired on September 28, 2016.

The transactions were reviewed and approved by the Board without Mr. Johnston’s participation. Mr. Johnston resigned from his position as a director of the Company upon execution and delivery by the parties of the Stock Purchase Agreement. Copies of the Stock Purchase Agreement and the Amended and Restated Standstill Agreement were filed as exhibits to the Company’s Current Report on Form 8-K dated September 28, 2015 and filed with the Commission.

The Company is not aware of any other relationships or related party transactions required to be disclosed in this Proxy Statement pursuant to Item 404 of Regulation S-K.

The Company does not have policies or procedures as contemplated in Item 404(b) of Regulation S-K for the review, approval or ratification of related party transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K because the Company has not had any such transactions in reasonably recent history other than the transactions disclosed above and does not anticipate any such transactions being proposed in the foreseeable future. If any such transaction is proposed in the future, the Board would expect to adopt appropriate policies and procedures at that time as it did in having the above described transactions reviewed and approved by the Company’s Board without the interested director’s participation.

ADDITIONAL INFORMATION

SHAREHOLDER PROPOSALS

Proposals by shareholders for consideration at the 2018 Annual Meeting of Shareholders must be received at the Company’s offices at 70 Commerce Center, Greenville, South Carolina 29615 no later than September 22, 2017 if any such proposal is to be eligible for inclusion in the Company’s proxy materials for its 2018 Annual Meeting of Shareholders. Under the regulations of the SEC, the Company is not required to include shareholder proposals in its proxy materials unless certain other conditions specified in those regulations are satisfied.

If shareholders wish to nominate their own candidates for director (as opposed to recommending candidates to be nominated by the Company as described above under the heading “Corporate Governance – Director Nominating Process”), shareholder nominations for directors at the 2018 Annual Meeting of Shareholders must be submitted to the Company in proper written form (as provided in the Company’s bylaws) and must be received by the Secretary of the Company at the above address no later than the close of business on the 30th day prior to the date of the 2018 Annual Meeting and no earlier than the close of business on the 60th day prior to the date of the 2018 Annual Meeting. Other shareholder proposals to be brought before the 2018 Annual Meeting of Shareholders must be submitted to the Company in proper written form (as provided in the Company’s bylaws) and must be received by the Secretary of the Company at the above address no later than the close of business on Tuesday, December 26, 2017 and no earlier than the close of business on Friday, November 24, 2017 if any such proposals are to be eligible to be brought up and considered at the 2018 Annual Meeting.

PROXY SOLICITATION

Cost of Solicitation

The Company will bear the cost of this proxy solicitation, including the cost of preparing, handling, printing and mailing these Proxy Materials. Employees and officers will be reimbursed for any actual, out-of-pocket expenses they incur in connection with the solicitation. Proxies will be solicited principally by mail but may also be solicited by telephone or through personal solicitation conducted by regular employees of the Company without additional compensation. The Company has also engaged Corporate Communications, Inc., in Nashville, Tennessee, to assist in investor relations activities, including distributing shareholder information and contacting brokerage houses, custodians, nominees and fiduciaries, for a fee of approximately $5,000 plus reimbursement of reasonable, out-of-pocket expenses.

Banks, Brokers and Other Custodians

Banks, brokers and other custodians are requested to forward proxy solicitation materials to their customers where appropriate, and the Company will reimburse such banks, brokers and custodians for their reasonable, out-of-pocket expenses in sending the Proxy Materials to beneficial owners of Common Stock.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

We may deliver only one set of these Proxy Materials to shareholders who share a single address unless we have received contrary instructions from any shareholder at the address. In that case, we will deliver promptly a separate copy of these Proxy Materials. Even if we deliver only one set of these Proxy Materials to shareholders who share a single address, each shareholder will still receive his, her or its own proxy card utilized to vote. For future deliveries, shareholders who share a single address can request a separate copy of our Proxy Materials. Similarly, if multiple copies of these Proxy Materials are being delivered to a single address, shareholders can request a single copy of these Proxy Materials for future deliveries. To make a request, please call (864) 288-8877 ext. 6922 or write to the Secretary, Span-America Medical Systems, Inc., 70 Commerce Center, Greenville, South Carolina 29615.

FINANCIAL INFORMATION

The Company’s 2016 Annual Report on Form 10-K containing financial statements reflecting the financial position and results of operations of the Company for the fiscal year ended October 1, 2016, but excluding exhibits, is being mailed to shareholders with these Proxy Materials. The Company will provide without charge to any shareholder of record as of January 9, 2017, and to each person to whom these Proxy Materials are delivered in connection with the Annual Meeting, who so requests in writing, a copy of such Annual Report on Form 10-K including all exhibits thereto. Any such request should be directed to Span-America Medical Systems, Inc., P.O. Box 5231, Greenville, South Carolina 29606-5231 Attention: Richard C. Coggins, or by email to rcoggins@spanamerica.com.

OTHER MATTERS

Management of the Company is not aware of any other matter to be brought before the Annual Meeting. If other matters are duly presented for action, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Richard C. Coggins

Richard C. Coggins

Secretary

January 20, 2017

Greenville, South Carolina

Appendix A

SPAN-AMERICA MEDICAL SYSTEMS, INC.

2017 EQUITY INCENTIVE PLAN

1.         Purpose; Eligibility.

1.1     General Purpose. The name of this plan is the Span-America Medical Systems, Inc. 2017 Equity Incentive Plan (the "Plan"). The purposes of the Plan are to (a) enable Span-America Medical Systems, Inc., a South Carolina corporation (the "Company"), and any Affiliate to attract and retain the types of Employees and Directors who will contribute to the Company's long range success; (b) provide incentives that align the interests of Employees and Directors with those of the shareholders of the Company; and (c) promote the success of the Company's business.

1.2     Eligible Award Recipients. The persons eligible to receive Awards are the Employees and Directors of the Company and its Affiliates and such other individuals designated by the Committee who are reasonably expected to become Employees or Directors after the receipt of Awards.

1.3     Available Awards. Awards that may be granted under the Plan include: (a) Incentive Stock Options, (b) Non-qualified Stock Options, (c) Stock Appreciation Rights, (d) Restricted Awards, (e) Performance Share Awards, and (f) Performance Compensation Awards.

2.         Definitions.

"Affiliate" means a corporation or other entity that, directly or through one or more intermediaries, controls, is controlled by or is under common control with, the Company.

"Applicable Laws" means the requirements related to or implicated by the administration of the Plan under applicable state corporate law, United States federal and state securities laws, the Code, any stock exchange or quotation system on which the shares of Common Stock are listed or quoted, and the applicable laws of any foreign country or jurisdiction where Awards are granted under the Plan.

"Award" means any right granted under the Plan, including an Incentive Stock Option, a Non-qualified Stock Option, a Stock Appreciation Right, a Restricted Award, a Performance Share Award or a Performance Compensation Award.

"Award Agreement" means a written agreement, contract, certificate or other instrument or document evidencing the terms and conditions of an individual Award granted under the Plan which may, in the discretion of the Company, be transmitted electronically to any Participant. Each Award Agreement shall be subject to the terms and conditions of the Plan.

"Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

"Board" means the Board of Directors of the Company, as constituted at any time.

"Cause" means:

With respect to any Employee:

(a) If the Employee is a party to an employment or service agreement with the Company or its Affiliates (including without limitation any severance or change in control agreement) and such agreement provides for a definition of Cause, the definition contained therein; or

(b) If no such agreement exists, or if such agreement does not define Cause: (i) the commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company or an Affiliate; (ii) conduct that results in or is reasonably likely to result in harm to the reputation or business of the Company or any of its Affiliates; (iii) gross negligence or willful misconduct with respect to the Company or an Affiliate; or (iv) material violation of state or federal securities laws.

With respect to any Director, a determination by a majority of the disinterested Board members that the Director has engaged in any of the following:

(a) malfeasance in office;

(b) gross misconduct or neglect;

(c) false or fraudulent misrepresentation inducing the director's appointment;

(d) willful conversion of corporate funds; or

(e) repeated failure to participate in Board meetings on a regular basis despite having received proper notice of the meetings in advance.

The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to whether a Participant has been discharged for Cause.

"Code" means the Internal Revenue Code of 1986, as it may be amended from time to time. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

"Committee" means a committee of two or more members of the Board appointed by the Board to administer the Plan in accordance with Section 3.3 and Section 3.4.

"Common Stock" means the common stock, no par value, of the Company, or such other securities of the Company as may be designated by the Committee from time to time in substitution thereof.

"Company" means Span-America Medical Systems, Inc. a South Carolina corporation, and any successor thereto.

"Continuous Service" means that the Participant's service with the Company or an Affiliate, whether as an Employee or Director, is not interrupted or terminated. The Participant's Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant's Continuous Service; provided further that if any Award is subject to Section 409A of the Code, this sentence shall only be given effect to the extent consistent with Section 409A of the Code. For example, a change in status from an Employee of the Company to a Director of an Affiliate will not constitute an interruption of Continuous Service. The Committee or its delegate, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal or family leave of absence.

"Covered Employee" has the same meaning as set forth in Section 162(m)(3) of the Code, as interpreted by IRS Notice 2007-49.

"Director" means a member of the Board.

"Disability" means that the Participant is disabled for purposes of qualifying for benefits under the Company’s long-term disability plan, policy or program applicable to the Participant. If at any relevant time the Company does not maintain a long-term disability plan, policy or program in which the Participant participates, Disability means that a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment. Notwithstanding the foregoing, for purposes of determining the term of an Incentive Stock Option pursuant to Section 6.10 hereof, the term Disability shall have the meaning ascribed to it under Section 22(e)(3) of the Code. The determination of whether an individual has a Disability shall be determined under procedures established by the Committee.

"Disqualifying Disposition" has the meaning set forth in Section 14.11.

"Effective Date" shall mean the date as of which this Plan is adopted by the Board.

"Employee" means any person, including an Officer or Director, employed by the Company or an Affiliate; provided, that, for purposes of determining eligibility to receive Incentive Stock Options, an Employee shall mean an employee of the Company or a parent or subsidiary corporation within the meaning of Section 424 of the Code, and for such purposes, mere service as a Director or payment of a director's fee by the Company or an Affiliate shall not be sufficient to constitute "employment" by the Company or an Affiliate.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Fair Market Value" means, as of any date, the value of the Common Stock as determined below. If the Common Stock is listed on any established stock exchange or a national market system, including without limitation, the New York Stock Exchange or the NASDAQ Stock Market, the Fair Market Value shall be the closing price of a share of Common Stock as quoted on such exchange or system on the day of determination, as reported in the Wall Street Journal (or if there is no closing price of the determination date, the closing price on the last trading date preceding such date). In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Committee and such determination shall be conclusive and binding on all persons.

"Free Standing Rights" has the meaning set forth in Section 7.1(a).

"Good Reason" means:

(a) If an Employee is a party to an employment or service agreement with the Company or its Affiliates (including without limitation a severance or change of control agreement) and such agreement provides for a definition of Good Reason, the definition contained therein; or

(b) If no such agreement exists or if such agreement does not define Good Reason, the occurrence of one or more of the following without the Participant's express written consent, which circumstances are not remedied by the Company within thirty (30) days of its receipt of a written notice from the Participant describing the applicable circumstances (which notice must be provided by the Participant within ninety (90) days of the Participant's knowledge of the applicable circumstances): (i) any material, adverse change in the Participant's duties, responsibilities, authority, title, status or reporting structure; (ii) a material reduction in the Participant's base salary or bonus opportunity; or (iii) a geographical relocation of the Participant's principal office location by more than fifty (50) miles.

"Grant Date" means the date on which the Committee adopts a resolution, or takes other appropriate action, expressly granting an Award to a Participant that specifies the key terms and conditions of the Award or, if a later date is set forth in such resolution, then such date as is set forth in such resolution.

"Incentive Stock Option" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

"Negative Discretion" means the discretion authorized by the Plan to be applied by the Committee to eliminate or reduce the size of a Performance Compensation Award in accordance with Section 7.4(d)(iv) of the Plan; provided, that, the exercise of such discretion would not cause the Performance Compensation Award to fail to qualify as "performance-based compensation" under Section 162(m) of the Code.

"Non-Employee Director" means a Director who is a "non-employee director" within the meaning of Rule 16b-3.

"Non-qualified Stock Option" means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

"Officer" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

"Option" means an Incentive Stock Option or a Non-qualified Stock Option granted pursuant to the Plan.

"Optionholder" means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

"Option Exercise Price" means the price at which a share of Common Stock may be purchased upon the exercise of an Option.

"Outside Director" means a Director who is an "outside director" within the meaning of Section 162(m) of the Code and Treasury Regulations Section 1.162-27(e)(3) or any successor to such statute and regulation.

"Participant" means an eligible person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

"Performance Compensation Award" means any Award designated by the Committee as a Performance Compensation Award pursuant to Section 7.4 of the Plan.

"Performance Criteria" means the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Performance Compensation Award under the Plan. The Performance Criteria that will be used to establish the Performance Goal(s) shall be based on the attainment of specific levels of performance of the Company (or Affiliate, division, business unit or operational unit of the Company) and shall be limited to the following:

(a) net earnings or net income (before or after taxes);

(b) basic or diluted earnings per share (before or after taxes);

(c) net revenue or net revenue growth;

(d) gross revenue;

(e) gross profit or gross profit growth;

(f) net operating profit (before or after taxes);

(g) return on assets, capital, invested capital, equity, or sales;

(h) cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital);

(i) earnings before or after taxes, interest, depreciation and/or amortization;

(j) gross or operating margins;

(k) improvements in capital structure;

(l) budget and expense management;

(m) productivity ratios;

(n) economic value added or other value added measurements;

(o) share price (including, but not limited to, growth measures and total shareholder return);

(p) expense targets;

(q) margins;

(r) operating efficiency;

(s) working capital targets;

(t) enterprise value;

(u) safety record; and

(v) completion of acquisitions or business expansion.

Any one or more of the Performance Criteria may be used on an absolute or relative basis to measure the performance of the Company and/or an Affiliate as a whole or any division, business unit or operational unit of the Company and/or an Affiliate or any combination thereof, as the Committee may deem appropriate, or as compared to the performance of a group of comparable companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Committee may select Performance Criterion (o) above as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of Performance Goals pursuant to the Performance Criteria specified in this paragraph. To the extent required under Section 162(m) of the Code, the Committee shall, within the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period. In the event that applicable tax and/or securities laws change to permit the Committee discretion to alter the governing Performance Criteria without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval.

"Performance Formula" means, for a Performance Period, the one or more objective formulas applied against the relevant Performance Goal to determine, with regard to the Performance Compensation Award of a particular Participant, whether all, some portion but less than all, or none of the Performance Compensation Award has been earned for the Performance Period.

"Performance Goals" means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria. The Committee is authorized at any time during the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), or at any time thereafter (but only to the extent the exercise of such authority after such period would not cause the Performance Compensation Awards granted to any Participant for the Performance Period to fail to qualify as "performance-based compensation" under Section 162(m) of the Code), in its sole and absolute discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period to the extent permitted under Section 162(m) of the Code in order to prevent the dilution or enlargement of the rights of Participants based on the following events:

(a) asset write-downs;

(b) litigation or claim judgments or settlements;

(c) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results;

(d) any reorganization and restructuring programs;

(e) extraordinary, unusual or infrequently occurring items as described in management's discussion and analysis of financial condition and results of operations appearing in the Company's annual report to shareholders for the applicable year;

(f) acquisitions or divestitures;

(g) any other specific unusual or nonrecurring events, or objectively determinable category thereof;

(h) foreign exchange gains and losses; and

(i) a change in the Company's fiscal year.

"Performance Period" means the one or more periods of time, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant's right to and the payment of a Performance Compensation Award.

"Performance Share Award" means any Award granted pursuant to Section 7.3 hereof.

"Performance Share" means the grant of a right to receive a number of actual shares of Common Stock or share units based upon the performance of the Company during a Performance Period, as determined by the Committee.

"Permitted Transferee" means: (a) a member of the Optionholder's immediate family (child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships), any person sharing the Optionholder's household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the Optionholder) control the management of assets, and any other entity in which these persons (or the Optionholder) own more than 50% of the voting interests; (b) third parties designated by the Committee in connection with a program established and approved by the Committee pursuant to which Participants may receive a cash payment or other consideration in consideration for the transfer of a Non-qualified Stock Option; and (c) such other transferees as may be permitted by the Committee in its sole discretion.

"Plan" means this Span-America Medical Systems, Inc. 2017 Equity Incentive Plan, as amended and/or amended and restated from time to time.

"Related Rights" has the meaning set forth in Section 7.1(a).

"Restricted Award" means any Award granted pursuant to Section 7.2(a).

"Restricted Period" has the meaning set forth in Section 7.2(a).

"Rule 16b-3" means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

"Securities Act" means the Securities Act of 1933, as amended.

"Stock Appreciation Right" means the right pursuant to an Award granted under Section 7.1 to receive, upon exercise, an amount payable in cash or shares equal to the number of shares subject to the Stock Appreciation Right that is being exercised multiplied by the excess of (a) the Fair Market Value of a share of Common Stock on the date the Award is exercised, over (b) the exercise price specified in the Stock Appreciation Right Award Agreement.

"Stock for Stock Exchange" has the meaning set forth in Section 6.4.

"Ten Percent Shareholder" means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

3.         Administration.

3.1          Authority of Committee. The Plan shall be administered by the Committee or, in the Board's sole discretion, by the Board. Subject to the terms of the Plan, the Committee's charter and Applicable Laws, and in addition to other express powers and authorization conferred by the Plan, the Committee shall have the authority:

(a)     to construe and interpret the Plan and apply its provisions;

(b)     to promulgate, amend, and rescind rules and regulations relating to the administration of the Plan;

(c)     to authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

(d)     to delegate its authority to one or more Officers of the Company with respect to Awards that do not involve Covered Employees or "insiders" within the meaning of Section 16 of the Exchange Act;

(e)     to determine when Awards are to be granted under the Plan and the applicable Grant Date;

(f)     from time to time to select, subject to the limitations set forth in this Plan, those Participants to whom Awards shall be granted;

(g)     to determine the number of shares of Common Stock to be made subject to each Award;

(h)     to determine whether each Option is to be an Incentive Stock Option or a Non-qualified Stock Option;

(i)     to prescribe the terms and conditions of each Award, including, without limitation, the exercise price and medium of payment and vesting provisions, and to specify the provisions of the Award Agreement relating to such grant;

(j)     to determine the target number of Performance Shares to be granted pursuant to a Performance Share Award, the performance measures that will be used to establish the performance goals, the performance period(s) and the number of Performance Shares earned by a Participant;

(k)     to designate an Award (including a cash bonus) as a Performance Compensation Award and to select the Performance Criteria that will be used to establish the Performance Goals;

(l)     to amend any outstanding Awards, including for the purpose of modifying the time or manner of vesting, or the term of any outstanding Award; provided, however, that if any such amendment impairs a Participant's rights or increases a Participant's obligations under his or her Award or creates or increases a Participant's federal income tax liability with respect to an Award, such amendment shall also be subject to the Participant's consent;

(m)     to determine the duration and purpose of leaves of absences which may be granted to a Participant without constituting termination of their employment for purposes of the Plan, which periods shall be no shorter than the periods generally applicable to Employees under the Company's employment policies;

(n)     to make decisions with respect to outstanding Awards that may become necessary upon a change in corporate control or an event that triggers anti-dilution adjustments;

(o)     to interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; and

(p)     to exercise discretion to make any and all other determinations and take all other actions which it determines to be necessary or advisable for the administration of the Plan.

The Committee also may modify the purchase price or the exercise price of any outstanding Award, provided that if the modification effects a repricing, shareholder approval shall be required before the repricing is effective. For this purpose, a repricing means a reduction, directly or indirectly (including through cash out or replacement of an Award), of the purchase price or exercise price of an Award but shall not include any adjustments to Awards pursuant to Section 11.

3.2         Committee Decisions Final. All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on the Company and the Participants, unless such decisions are determined by a court having jurisdiction to be arbitrary and capricious.

3.3          Delegation. The Committee or, if no Committee has been appointed, the Board may delegate administration of the Plan to a committee or committees of two or more members of the Board, and the term "Committee" shall apply to any person or persons to whom such authority has been delegated. The Committee shall have the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board or the Committee shall thereafter be to the committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan. The members of the Committee shall be appointed by and serve at the pleasure of the Board. From time to time, the Board may increase or decrease the size of the Committee, add additional members to, remove members (with or without cause) from, appoint new members in substitution therefor, and fill vacancies, however caused, in the Committee. The Committee shall act pursuant to a vote of the majority of its members or, in the case of a Committee comprised of only two members, the unanimous consent of its members, whether present or not, or by the written consent of the majority of its members and minutes shall be kept of all of its meetings and copies thereof shall be provided to the Board. Subject to the limitations prescribed by the Plan and the Board, the Committee may establish and follow such rules and regulations for the conduct of its business as it may determine to be advisable.

3.4          Committee Composition. Except as otherwise determined by the Board, the Committee shall consist solely of two or more Non-Employee Directors who are also Outside Directors. The Board shall have discretion to determine whether or not it intends to comply with the exemption requirements of Rule 16b-3 and/or Section 162(m) of the Code. However, if the Board intends to satisfy such exemption requirements, with respect to Awards to any Covered Employee and with respect to any insider subject to Section 16 of the Exchange Act, the Committee shall be a compensation committee of the Board that at all times consists solely of two or more Non-Employee Directors who are also Outside Directors. Within the scope of such authority, the Board or the Committee may (a) delegate to a committee of two or more members of the Board who are not Outside Directors the authority to grant Awards to eligible persons who are either (i) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Award or (ii) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code or (b) delegate to a committee of two or more members of the Board who are not Non-Employee Directors the authority to grant Awards to eligible persons who are not then subject to Section 16 of the Exchange Act. Nothing herein shall create an inference that an Award is not validly granted under the Plan in the event Awards are granted under the Plan by a compensation committee of the Board that does not at all times consist solely of two or more Non-Employee Directors who are also Outside Directors.

3.5          Indemnification. In addition to such other rights of indemnification as they may have as Directors or members of the Committee, and to the extent allowed by Applicable Laws, the Committee and each of its members shall be indemnified by the Company against the reasonable expenses, including attorney's fees, actually incurred in connection with any action, suit or proceeding or in connection with any appeal therein, to which the Committee or any of its members may be party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted under the Plan, and against all amounts paid by the Committee or any of its members in settlement thereof (provided, however, that the settlement has been approved by the Company, which approval shall not be unreasonably withheld) or paid by the Committee or any of its members in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee (or its members, as applicable) did not act in good faith and in a manner which such person reasonably believed to be in the best interests of the Company, or in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful; provided, however, that within 60 days after institution of any such action, suit or proceeding, the Committee or its members, as applicable, shall, in writing, offer the Company the opportunity at its own expense to handle and defend such action, suit or proceeding.

4.         Shares Subject to the Plan.

4.1          Subject to adjustment in accordance with Section 11, a total of 200,000 shares of Common Stock shall be available for the grant of Awards under the Plan; provided that, no more than 100,000 shares of Common Stock may be granted as Incentive Stock Options. During the terms of the Awards, the Company shall ensure that it has available sufficient authorized shares of Common Stock to satisfy such Awards.

4.2          Shares of Common Stock available for distribution under the Plan may consist, in whole or in part, of authorized and unissued shares or shares reacquired by the Company in any manner.

4.3          Subject to adjustment in accordance with Section 11, no Participant shall be granted, during any calendar year, Options to purchase Common Stock and Stock Appreciation Rights with respect to more than 15,000 shares of Common Stock in the aggregate or any other Awards with respect to more than 15,000 shares of Common Stock in the aggregate. In addition, a Director who is not an employee of the Company or a parent or subsidiary corporation may be granted Awards with respect to no more than 5,000 shares of Common Stock in any calendar year. If an Award is to be settled in cash, the number of shares of Common Stock on which the Award is based shall count toward the individual share limit set forth in this Section 4, subject to Section 4.4.

4.4          Any shares of Common Stock subject to an Award that is canceled, forfeited or expires prior to exercise or realization, either in full or in part, shall again become available for issuance under the Plan. Notwithstanding anything to the contrary contained herein: shares subject to an Award under the Plan shall not again be made available for issuance or delivery under the Plan if such shares are (a) shares tendered or withheld by the Company in payment of an Option, (b) shares delivered or withheld by the Company to satisfy any tax withholding obligation, or (c) shares covered by a stock-settled Stock Appreciation Right or other Awards that were not issued upon the settlement of the Award.

5.         Eligibility.

5.1          Eligibility for Specific Awards. Incentive Stock Options may be granted only to Employees. Awards other than Incentive Stock Options may be granted to Employees, and Directors and those individuals whom the Committee determines are reasonably expected to become Employees and Directors following the Grant Date.

5.2          Ten Percent Shareholders. A Ten Percent Shareholder shall not be granted an Incentive Stock Option unless the Option Exercise Price is at least 110% of the Fair Market Value of the Common Stock at the Grant Date and the Option is not exercisable after the expiration of five years from the Grant Date.

6.        Option Provisions. Each Option granted under the Plan shall be evidenced by an Award Agreement. Each Option so granted shall be subject to the conditions set forth in this Section 6, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. All Options shall be separately designated Incentive Stock Options or Non-qualified Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. Notwithstanding the foregoing, the Company shall have no liability to any Participant or any other person if an Option designated as an Incentive Stock Option fails to qualify as such at any time or if an Option is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A of the Code and the terms of such Option do not satisfy the requirements of Section 409A of the Code. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

6.1         Term. Subject to the provisions of Section 5.2 regarding Ten Percent Shareholders, no Incentive Stock Option shall be exercisable after the expiration of 10 years from the Grant Date. The term of a Non-qualified Stock Option granted under the Plan shall be determined by the Committee; provided, however, no Non-qualified Stock Option shall be exercisable after the expiration of 10 years from the Grant Date.

6.2          Exercise Price of an Incentive Stock Option. Subject to the provisions of Section 5.2 regarding Ten Percent Shareholders, the Option Exercise Price of each Incentive Stock Option shall be not less than 100% of the Fair Market Value of the Common Stock subject to the Option on the Grant Date. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an Option Exercise Price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

6.3          Exercise Price of a Non-qualified Stock Option. The Option Exercise Price of each Non-qualified Stock Option shall be not less than 100% of the Fair Market Value of the Common Stock subject to the Option on the Grant Date. Notwithstanding the foregoing, a Non-qualified Stock Option may be granted with an Option Exercise Price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 409A of the Code.

6.4          Consideration. The Option Exercise Price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (a) in cash or by certified or bank check at the time the Option is exercised or (b) in the discretion of the Committee, upon such terms as the Committee shall approve, the Option Exercise Price may be paid: (i) by delivery to the Company of other Common Stock, duly endorsed for transfer to the Company, with a Fair Market Value on the date of delivery equal to the Option Exercise Price (or portion thereof) due for the number of shares being acquired, or by means of attestation whereby the Participant identifies for delivery specific shares of Common Stock that have an aggregate Fair Market Value on the date of attestation equal to the Option Exercise Price (or portion thereof) and receives a number of shares of Common Stock equal to the difference between the number of shares thereby purchased and the number of identified attestation shares of Common Stock (a "Stock for Stock Exchange"); (ii) a "cashless" exercise program established with a broker; (iii) by reduction in the number of shares of Common Stock otherwise deliverable upon exercise of such Option with a Fair Market Value equal to the aggregate Option Exercise Price at the time of exercise; (iv) any combination of the foregoing methods; or (v) in any other form of legal consideration that may be acceptable to the Committee. Unless otherwise specifically provided in the Option, the exercise price of Common Stock acquired pursuant to an Option that is paid by delivery (or attestation) to the Company of other Common Stock acquired, directly or indirectly from the Company, shall be paid only by shares of the Common Stock of the Company that have been held for more than six months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes). Notwithstanding the foregoing, during any period for which the Common Stock is publicly traded (i.e., the Common Stock is listed on any established stock exchange or a national market system) an exercise by a Director or Officer that involves or may involve a direct or indirect extension of credit or arrangement of an extension of credit by the Company, directly or indirectly, in violation of Section 402(a) of the Sarbanes-Oxley Act of 2002 shall be prohibited with respect to any Award under this Plan.

6.5         Transferability of an Incentive Stock Option. An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

6.6         Transferability of a Non-qualified Stock Option. A Non-qualified Stock Option may, in the sole discretion of the Committee, be transferable to a Permitted Transferee, upon written approval by the Committee to the extent provided in the Award Agreement. If the Non-qualified Stock Option does not provide for transferability, then the Non-qualified Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

6.7         Vesting of Options. Each Option may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Committee may deem appropriate. The vesting provisions of individual Options may vary. No Option may be exercised for a fraction of a share of Common Stock. The Committee may, but shall not be required to, provide for an acceleration of vesting and exercisability in the terms of any Award Agreement upon the occurrence of a specified event.

6.8         Termination of Continuous Service. Unless otherwise provided in an Award Agreement or in an employment agreement the terms of which have been approved by the Committee, in the event an Optionholder's Continuous Service terminates (other than upon the Optionholder's death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (a) the date three months following the termination of the Optionholder's Continuous Service or (b) the expiration of the term of the Option as set forth in the Award Agreement; provided that, if the termination of Continuous Service is by the Company for Cause, all outstanding Options (whether or not vested) shall immediately terminate and cease to be exercisable. If, after termination, the Optionholder does not exercise his or her Option within the time period specified herein or in the Award Agreement or employment agreement, the Option shall terminate.

6.9         Extension of Termination Date. An Optionholder's Award Agreement may also provide that if the exercise of the Option following the termination of the Optionholder's Continuous Service for any reason would be prohibited at any time because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act or any other state or federal securities law or the rules of any securities exchange or interdealer quotation system, then the Option shall terminate on the earlier of (a) the expiration of the term of the Option in accordance with Section 6.1 or (b) the expiration of a period after termination of the Participant's Continuous Service that is three months after the end of the period during which the exercise of the Option would be in violation of such registration or other securities law requirements.

6.10        Disability of Optionholder. Unless otherwise provided in an Award Agreement, in the event that an Optionholder's Continuous Service terminates as a result of the Optionholder's Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of (a) the date 12 months following such termination or (b) the expiration of the term of the Option as set forth in the Award Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified herein or in the Award Agreement, the Option shall terminate.

6.11        Death of Optionholder. Unless otherwise provided in an Award Agreement, in the event an Optionholder's Continuous Service terminates as a result of the Optionholder's death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder's estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option upon the Optionholder's death, but only within the period ending on the earlier of (a) the date 12 months following the date of death or (b) the expiration of the term of such Option as set forth in the Award Agreement. If, after the Optionholder's death, the Option is not exercised within the time specified herein or in the Award Agreement, the Option shall terminate.

6.12        Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Non-qualified Stock Options.

7.         Provisions of Awards Other Than Options.

7.1          Stock Appreciation Rights.

(a)           General

Each Stock Appreciation Right granted under the Plan shall be evidenced by an Award Agreement. Each Stock Appreciation Right so granted shall be subject to the conditions set forth in this Section 7.1, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. Stock Appreciation Rights may be granted alone ("Free Standing Rights") or in tandem with an Option granted under the Plan ("Related Rights").

(b)           Grant Requirements

Any Related Right that relates to a Non-qualified Stock Option may be granted at the same time the Option is granted or at any time thereafter but before the exercise or expiration of the Option. Any Related Right that relates to an Incentive Stock Option must be granted at the same time the Incentive Stock Option is granted.

(c)           Term of Stock Appreciation Rights

The term of a Stock Appreciation Right granted under the Plan shall be determined by the Committee; provided, however, no Stock Appreciation Right shall be exercisable later than the tenth anniversary of the Grant Date.

(d)          Vesting of Stock Appreciation Rights

Each Stock Appreciation Right may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Stock Appreciation Right may be subject to such other terms and conditions on the time or times when it may be exercised as the Committee may deem appropriate. The vesting provisions of individual Stock Appreciation Rights may vary. No Stock Appreciation Right may be exercised for a fraction of a share of Common Stock. The Committee may, but shall not be required to, provide for an acceleration of vesting and exercisability in the terms of any Stock Appreciation Right upon the occurrence of a specified event.

(e)           Exercise and Payment

Upon exercise of a Stock Appreciation Right, the holder shall be entitled to receive from the Company an amount equal to the number of shares of Common Stock subject to the Stock Appreciation Right that is being exercised multiplied by the excess of (i) the Fair Market Value of a share of Common Stock on the date the Award is exercised, over (ii) the exercise price specified in the Stock Appreciation Right or related Option. Payment with respect to the exercise of a Stock Appreciation Right shall be made on the date of exercise. Payment shall be made in the form of shares of Common Stock (with or without restrictions as to substantial risk of forfeiture and transferability, as determined by the Committee in its sole discretion), cash or a combination thereof, as determined by the Committee.

(f)           Exercise Price

The exercise price per share of a Free Standing Stock Appreciation Right shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of one share of Common Stock on the Grant Date of such Stock Appreciation Right. A Related Right granted simultaneously with or subsequent to the grant of an Option and in conjunction therewith or in the alternative thereto shall have the same exercise price per share as the related Option, shall be transferable only upon the same terms and conditions as the related Option, and shall be exercisable only to the same extent as the related Option; provided, however, that a Stock Appreciation Right, by its terms, shall be exercisable only when the Fair Market Value per share of Common Stock subject to the Stock Appreciation Right and related Option exceeds the exercise price per share thereof and no Stock Appreciation Rights may be granted in tandem with an Option unless the Committee determines that the requirements of Section 7.1(b) are satisfied.

(g)          Reduction in the Underlying Option Shares

Upon any exercise of a Related Right, the number of shares of Common Stock for which any related Option shall be exercisable shall be reduced by the number of shares for which the Stock Appreciation Right has been exercised. The number of shares of Common Stock for which a Related Right shall be exercisable shall be reduced upon any exercise of any related Option by the number of shares of Common Stock for which such Option has been exercised.

7.2         Restricted Awards.

(a)           General

A Restricted Award is an Award of actual shares of Common Stock ("Restricted Stock") or hypothetical Common Stock units ("Restricted Stock Units") having a value equal to the Fair Market Value of an identical number of shares of Common Stock, which may, but need not, provide that such Restricted Award may not be sold, assigned, transferred or otherwise disposed of, pledged or hypothecated as collateral for a loan or as security for the performance of any obligation or for any other purpose for such period (the "Restricted Period") as the Committee shall determine. Each Restricted Award granted under the Plan shall be evidenced by an Award Agreement. Each Restricted Award so granted shall be subject to the conditions set forth in this Section 7.2, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

(b)           Restricted Stock and Restricted Stock Units

(i)     Each Participant granted Restricted Stock shall execute and deliver to the Company an Award Agreement with respect to the Restricted Stock setting forth the restrictions and other terms and conditions applicable to such Restricted Stock. If the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than delivered to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (A) an escrow agreement satisfactory to the Committee, if applicable and (B) the appropriate blank stock power with respect to the Restricted Stock covered by such agreement. If a Participant fails to execute an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and stock power, the Award shall be null and void. Subject to the restrictions set forth in the Award, the Participant generally shall have the rights and privileges of a shareholder as to such Restricted Stock, including the right to vote such Restricted Stock and the right to receive dividends; provided that, any cash dividends and stock dividends with respect to the Restricted Stock shall be withheld by the Company for the Participant's account, and interest may be credited on the amount of the cash dividends withheld at a rate and subject to such terms as determined by the Committee. The cash dividends or stock dividends so withheld by the Committee and attributable to any particular share of Restricted Stock (and earnings thereon, if applicable) shall be distributed to the Participant in cash or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such dividends, if applicable, upon the release of restrictions on such share and, if such share is forfeited, the Participant shall have no right to such dividends.

(ii)     The terms and conditions of a grant of Restricted Stock Units shall be reflected in an Award Agreement. No shares of Common Stock shall be issued at the time a Restricted Stock Unit is granted, and the Company will not be required to set aside a fund for the payment of any such Award. A Participant shall have no voting or dividend rights with respect to any Restricted Stock Units granted hereunder.

(c)           Restrictions

(i)     Restricted Stock awarded to a Participant shall be subject to the following restrictions until the expiration of the Restricted Period, and to such other terms and conditions as may be set forth in the applicable Award Agreement: (A) if the Restricted Stock is held by the Company or in an escrow arrangement, the Participant shall not be entitled to delivery of any stock certificate; (B) the shares shall be subject to the restrictions on transferability set forth in the Award Agreement; (C) the shares shall be subject to forfeiture to the extent provided in the applicable Award Agreement; and (D) to the extent such shares are forfeited, any stock certificates shall be returned to the Company, and all rights of the Participant to such shares and as a shareholder with respect to such shares shall terminate without further obligation on the part of the Company.

(ii)     Restricted Stock Units awarded to any Participant shall be subject to (A) forfeiture until the expiration of the Restricted Period, and satisfaction of any applicable Performance Goals during such period, to the extent provided in the applicable Award Agreement, and to the extent such Restricted Stock Units are forfeited, all rights of the Participant to such Restricted Stock Units shall terminate without further obligation on the part of the Company and (B) such other terms and conditions as may be set forth in the applicable Award Agreement.

(iii)     To the extent permitted by Applicable Laws, the Committee shall have the authority to remove any or all of the restrictions on the Restricted Stock and Restricted Stock Units whenever it may determine that, by reason of changes in Applicable Laws or other changes in circumstances arising after the date the Restricted Stock or Restricted Stock Units are granted, such action is appropriate.

(d)           Restricted Period

With respect to Restricted Awards, the Restricted Period shall commence on the Grant Date and end at the time or times established by the Committee and set forth in the applicable Award Agreement. No Restricted Award may be granted or settled for a fraction of a share of Common Stock. To the extent permitted under Applicable Laws, the Committee may, but shall not be required to, provide for an acceleration of vesting in the terms of any Award Agreement upon the occurrence of a specified event.

(e)           Delivery of Restricted Stock and Settlement of Restricted Stock Units

Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in Section 7.2(c) and the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Participant, or his or her beneficiary, without charge, any stock certificate evidencing the shares of Restricted Stock which have not then been forfeited and with respect to which the Restricted Period has expired (to the nearest full share) and any cash dividends or stock dividends credited to the Participant's account with respect to such Restricted Stock and the interest thereon, if any. Upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, the Company shall deliver to the Participant, or his or her beneficiary, without charge, one share of Common Stock for each such outstanding vested Restricted Stock Unit ("Vested Unit"); provided, however, that, if explicitly provided in the applicable Award Agreement, the Committee may, in its sole discretion, elect to pay cash or part cash and part Common Stock in lieu of delivering only shares of Common Stock for Vested Units. If a cash payment is made in lieu of delivering shares of Common Stock, the amount of such payment shall be equal to the Fair Market Value of the Common Stock as of the date on which the Restricted Period lapsed with respect to each Vested Unit.

(f)           Stock Restrictions

Each certificate representing Restricted Stock awarded under the Plan shall bear a legend in such form as the Company deems appropriate.

7.3         Performance Share Awards.

(a)           Grant of Performance Share Awards

Each Performance Share Award granted under the Plan shall be evidenced by an Award Agreement. Each Performance Share Award so granted shall be subject to the conditions set forth in this Section 7.3, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. The Committee shall have the discretion to determine: (i) the number of shares of Common Stock or stock-denominated units subject to a Performance Share Award granted to any Participant; (ii) the performance period applicable to any Award; (iii) the conditions that must be satisfied for a Participant to earn an Award; and (iv) the other terms, conditions and restrictions of the Award.

(b)           Earning Performance Share Awards

The number of Performance Shares earned by a Participant will depend on the extent to which the performance goals established by the Committee are attained within the applicable Performance Period, as determined by the Committee. No payout shall be made with respect to any Performance Share Award except upon written certification by the Committee that the minimum threshold performance goal(s) have been achieved.

7.4         Performance Compensation Awards.

(a)           General

The Committee shall have the authority, at the time of grant of any Award described in this Plan (other than Options and Stock Appreciation Rights granted with an exercise price equal to or greater than the Fair Market Value per share of Common Stock on the Grant Date), to designate such Award as a Performance Compensation Award in order to qualify such Award as "performance-based compensation" under Section 162(m) of the Code. In addition, the Committee shall have the authority to make an Award of a cash bonus to any Participant and designate such Award as a Performance Compensation Award in order to qualify such Award as "performance-based compensation" under Section 162(m) of the Code.

(b)           Eligibility

The Committee will, in its sole discretion, designate within the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code) which Participants will be eligible to receive Performance Compensation Awards in respect of such Performance Period. However, designation of a Participant eligible to receive an Award hereunder for a Performance Period shall not in any manner entitle the Participant to receive payment in respect of any Performance Compensation Award for such Performance Period. The determination as to whether or not such Participant becomes entitled to payment in respect of any Performance Compensation Award shall be decided solely in accordance with the provisions of this Section 7.4. Moreover, designation of a Participant eligible to receive an Award hereunder for a particular Performance Period shall not require designation of such Participant eligible to receive an Award hereunder in any subsequent Performance Period and designation of one person as a Participant eligible to receive an Award hereunder shall not require designation of any other person as a Participant eligible to receive an Award hereunder in such period or in any other period.

(c)           Discretion of Committee with Respect to Performance Compensation Awards

With regard to a particular Performance Period, the Committee shall have full discretion to select the length of such Performance Period (provided any such Performance Period shall be not less than one fiscal quarter in duration), the type(s) of Performance Compensation Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goal(s) that is (are) to apply to the Company and the Performance Formula. Within the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), the Committee shall, with regard to the Performance Compensation Awards to be issued for such Performance Period, exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence of this Section 7.4(c) and record the same in writing.

(d)           Payment of Performance Compensation Awards

(i)           Condition to Receipt of Payment

Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period.

(ii)           Limitation

A Participant shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that: (A) the Performance Goals for such period are achieved; and (B) the Performance Formula as applied against such Performance Goals determines that all or some portion of such Participant's Performance Compensation Award has been earned for the Performance Period.

(iii)          Certification

Following the completion of a Performance Period, the Committee shall review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, calculate and certify in writing the amount of the Performance Compensation Awards earned for the period based upon the Performance Formula. The Committee shall then determine the actual size of each Participant's Performance Compensation Award for the Performance Period and, in so doing, may apply Negative Discretion in accordance with Section 7.4(d)(iv) hereof, if and when it deems appropriate.

(iv)          Use of Discretion

In determining the actual size of an individual Performance Compensation Award for a Performance Period, the Committee may reduce or eliminate the amount of the Performance Compensation Award earned under the Performance Formula in the Performance Period through the use of Negative Discretion if, in its sole judgment, such reduction or elimination is appropriate. The Committee shall not have the discretion to (A) grant or provide payment in respect of Performance Compensation Awards for a Performance Period if the Performance Goals for such Performance Period have not been attained or (B) increase a Performance Compensation Award above the maximum amount payable under Section 7.4(d)(vi) of the Plan.

(v)          Timing of Award Payments

Performance Compensation Awards granted for a Performance Period shall be paid to Participants as soon as administratively practicable following completion of the certifications required by this Section 7.4 but in no event later than 2 1/2 months following the end of the calendar year during which the Performance Period is completed.

(vi)          Maximum Award Payable

Notwithstanding any provision contained in this Plan to the contrary, the maximum Performance Compensation Award payable to any one Participant under the Plan for a Performance Period (excluding any Options and Stock Appreciation Rights) is 15,000 shares of Common Stock or, in the event such Performance Compensation Award is paid in cash, the equivalent cash value thereof on the first or last day of the Performance Period to which such Award relates, as determined by the Committee. The maximum amount that can be paid in any calendar year to any Participant pursuant to a cash bonus Award described in the last sentence of Section 7.4(a) shall be $400,000. Furthermore, any Performance Compensation Award that has been deferred shall not (between the date as of which the Award is deferred and the payment date) increase (A) with respect to a Performance Compensation Award that is payable in cash, by a measuring factor for each fiscal year greater than a reasonable rate of interest set by the Committee or (B) with respect to a Performance Compensation Award that is payable in shares of Common Stock, by an amount greater than the appreciation of a share of Common Stock from the date such Award is deferred to the payment date.

8.         Securities Law Compliance. Each Award Agreement shall provide that no shares of Common Stock shall be purchased or sold thereunder unless and until (a) any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel and (b) if required to do so by the Company, the Participant has executed and delivered to the Company a letter of investment intent in such form and containing such provisions as the Committee may require. The Company shall use reasonable efforts to seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise of the Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Awards unless and until such authority is obtained.

9.         Use of Proceeds from Stock. Proceeds from the sale of Common Stock pursuant to Awards, or upon exercise thereof, shall constitute general funds of the Company.

10.       Miscellaneous.

10.1       Acceleration of Exercisability and Vesting. The Committee shall have the power to accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

10.2       Shareholder Rights. Except as provided in the Plan or an Award Agreement, no Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until such Participant has satisfied all requirements for exercise of the Award pursuant to its terms and no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions of other rights for which the record date is prior to the date such Common Stock certificate is issued, except as provided in Section 11 hereof.

10.3       No Employment or Other Service Rights. Nothing in the Plan or any instrument executed or Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or shall affect the right of the Company or an Affiliate to terminate (a) the employment of an Employee with or without notice and with or without Cause or (b) the service of a Director pursuant to the By-laws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

10.4       Transfer; Approved Leave of Absence. For purposes of the Plan, no termination of employment by an Employee shall be deemed to result from either (a) a transfer of employment to the Company from an Affiliate or from the Company to an Affiliate, or from one Affiliate to another, or (b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the Employee's right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing, in either case, except to the extent inconsistent with Section 409A of the Code if the applicable Award is subject thereto.

10.5       Withholding Obligations. To the extent provided by the terms of an Award Agreement and subject to the discretion of the Committee, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Common Stock under an Award by any of the following means (in addition to the Company's right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of Common Stock under the Award, provided, however, that no shares of Common Stock are withheld with a value exceeding the amount of tax required to be withheld by law applying the maximum statutory rates; or (c) delivering to the Company previously owned and unencumbered shares of Common Stock of the Company.

11.       Adjustments Upon Changes in Stock. In the event of changes in the outstanding Common Stock or in the capital structure of the Company by reason of any stock or extraordinary cash dividend, stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange, or other relevant change in capitalization occurring after the Grant Date of any Award, Awards granted under the Plan and any Award Agreements, the exercise price of Options and Stock Appreciation Rights, the maximum number of shares of Common Stock subject to all Awards stated in Section 4 and the maximum number of shares of Common Stock with respect to which any one person may be granted Awards during any period stated in Section 4 and Section 7.4(d)(vi) will be equitably adjusted or substituted, as to the number, price or kind of a share of Common Stock or other consideration subject to such Awards to the extent necessary to preserve the economic intent of such Award. In the case of adjustments made pursuant to this Section 11, unless the Committee specifically determines that such adjustment is in the best interests of the Company or its Affiliates, the Committee shall, in the case of Incentive Stock Options, ensure that any adjustments under this Section 11 will not constitute a modification, extension or renewal of the Incentive Stock Options within the meaning of Section 424(h)(3) of the Code and in the case of Non-qualified Stock Options, ensure that any adjustments under this Section 11 will not constitute a modification of such Non-qualified Stock Options within the meaning of Section 409A of the Code. Any adjustments made under this Section 11 shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act. Further, with respect to Awards intended to qualify as "performance-based compensation" under Section 162(m) of the Code, any adjustments or substitutions shall be made in a manner that will not cause the Company to be denied a tax deduction on account of Section 162(m) of the Code. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

12.       Effect of Change in Control. The effect, if any, of a change in control of the Company on an Award will be as set forth in the terms of the applicable Award Agreement. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company and its Affiliates, taken as a whole.

13.       Amendment of the Plan and Awards.

13.1       Amendment of Plan. The Board at any time, and from time to time, may amend or terminate the Plan. However, except as provided in Section 11 relating to adjustments upon changes in Common Stock and Section 13.3, no amendment shall be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy any Applicable Laws. At the time of such amendment, the Board shall determine, upon advice from counsel, whether such amendment will be contingent on shareholder approval.

13.2       Shareholder Approval. The Board may, in its sole discretion, submit any other amendment to the Plan for shareholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.

13.3      Contemplated Amendments. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees and Directors with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options or to the nonqualified deferred compensation provisions of Section 409A of the Code and/or to bring the Plan and/or Awards granted under it into compliance therewith.

13.4       No Impairment of Rights. Rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (a) the Company requests the consent of the Participant and (b) the Participant consents in writing.

13.5       Amendment of Awards. The Committee at any time, and from time to time, may amend the terms of any one or more Awards; provided, however, that the Committee may not adopt any amendment which would otherwise constitute an impairment of the rights under any Award unless (a) the Company requests the consent of the Participant and (b) the Participant consents in writing.

14.       General Provisions.

14.1       Forfeiture Events. The Committee may specify in an Award Agreement that the Participant's rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to applicable vesting conditions of an Award. Such events may include, without limitation, breach of non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in the Award Agreement or otherwise applicable to the Participant, a termination of the Participant's Continuous Service for Cause, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Affiliates.

14.2       Clawback. Notwithstanding any other provisions in this Plan, any Award which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

14.3      Other Compensation Arrangements. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

14.4       Sub-plans. The Committee may from time to time establish sub-plans under the Plan for purposes of satisfying blue sky, securities, tax or other laws of various jurisdictions in which the Company intends to grant Awards. Any sub-plans shall contain such limitations and other terms and conditions as the Committee determines are necessary or desirable. All sub-plans shall be deemed a part of the Plan, but each sub-plan shall apply only to the Participants in the jurisdiction for which the sub-plan was designed.

14.5      Unfunded Plan. The Plan shall be unfunded. Neither the Company, the Board nor the Committee shall be required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under the Plan.

14.6       Recapitalizations. Each Award Agreement shall contain provisions required to reflect the provisions of Section 11.

14.7       Delivery. Upon exercise of a right granted under this Plan, the Company shall issue Common Stock or pay any amounts due within a reasonable period of time thereafter. Subject to any statutory or regulatory obligations the Company may otherwise have, for purposes of this Plan, 30 days shall be considered a reasonable period of time.

14.8       No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan. The Committee shall determine whether cash, additional Awards or other securities or property shall be issued or paid in lieu of fractional shares of Common Stock or whether any fractional shares should be rounded, forfeited or otherwise eliminated.

14.9        Other Provisions. The Award Agreements authorized under the Plan may contain such other provisions not inconsistent with this Plan, including, without limitation, restrictions upon the exercise of the Awards, as the Committee may deem advisable.

14.10      Section 409A. The Plan is intended to comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. Any payments described in the Plan that are due within the "short-term deferral period" as defined in Section 409A of the Code shall not be treated as deferred compensation unless Applicable Laws require otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6) month period immediately following the Participant's termination of Continuous Service shall instead be paid on the first payroll date after the six-month anniversary of the Participant's separation from service (or the Participant's death, if earlier). Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Participant under Section 409A of the Code and neither the Company nor the Committee will have any liability to any Participant for such tax or penalty.

14.11     Disqualifying Dispositions. Any Participant who shall make a "disposition" (as defined in Section 424 of the Code) of all or any portion of shares of Common Stock acquired upon exercise of an Incentive Stock Option within two years from the Grant Date of such Incentive Stock Option or within one year after the issuance of the shares of Common Stock acquired upon exercise of such Incentive Stock Option (a "Disqualifying Disposition") shall be required to immediately advise the Company in writing as to the occurrence of the sale and the price realized upon the sale of such shares of Common Stock.

14.12     Section 16. It is the intent of the Company that the Plan satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3 as promulgated under Section 16 of the Exchange Act so that Participants will be entitled to the benefit of Rule 16b-3, or any other rule promulgated under Section 16 of the Exchange Act, and will not be subject to short-swing liability under Section 16 of the Exchange Act. Accordingly, if the operation of any provision of the Plan would conflict with the intent expressed in this Section 14.13, such provision to the extent possible shall be interpreted and/or deemed amended so as to avoid such conflict.

14.13     Section 162(m). To the extent the Committee issues any Award that is intended to be exempt from the deduction limitation of Section 162(m) of the Code, the Committee may, without shareholder or grantee approval, amend the Plan or the relevant Award Agreement retroactively or prospectively to the extent it determines necessary in order to comply with any subsequent clarification of Section 162(m) of the Code required to preserve the Company's federal income tax deduction for compensation paid pursuant to any such Award.

14.14     Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries by whom any right under the Plan is to be exercised in case of such Participant's death. Each designation will revoke all prior designations by the same Participant, shall be in a form reasonably prescribed by the Committee and shall be effective only when filed by the Participant in writing with the Company during the Participant's lifetime.

14.15     Expenses. The costs of administering the Plan shall be paid by the Company.

14.16     Severability. If any of the provisions of the Plan or any Award Agreement is held to be invalid, illegal or unenforceable, whether in whole or in part, such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby.

14.17     Plan Headings. The headings in the Plan are for purposes of convenience only and are not intended to define or limit the construction of the provisions hereof.

14.18     Non-Uniform Treatment. The Committee's determinations under the Plan need not be uniform and may be made by it selectively among persons who are eligible to receive, or actually receive, Awards. Without limiting the generality of the foregoing, the Committee shall be entitled to make non-uniform and selective determinations, amendments and adjustments, and to enter into non-uniform and selective Award Agreements.

15.       Effective Date of Plan. The Plan shall become effective as of the Effective Date, but no Award shall be exercised (or, in the case of a stock Award, shall be granted) unless and until the Plan has been approved by the shareholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board.

16.       Termination or Suspension of the Plan. The Plan shall terminate automatically on January 20, 2022. No Award shall be granted pursuant to the Plan after such date, but Awards theretofore granted may extend beyond that date. The Board may suspend or terminate the Plan at any earlier date pursuant to Section 13.1 hereof. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated. Unless the Company determines to submit Section 7.4 of the Plan and the definition of "Performance Goal" and "Performance Criteria" to the Company's shareholders at the first shareholder meeting that occurs in the fifth year following the year in which the Plan was last approved by shareholders (or any earlier meeting designated by the Board), in accordance with the requirements of Section 162(m) of the Code, and such shareholder approval is obtained, then no further Performance Compensation Awards shall be made to Covered Employees under Section 7.4 after the date of such annual meeting, but the Plan may continue in effect for Awards to Participants not in accordance with Section 162(m) of the Code.

17.       Choice of Law. The law of the State of South Carolina shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state's conflict of law rules.

As adopted by the Board of Directors of Span-America Medical Systems, Inc. on January 20, 2017.

As approved by the shareholders of Span-America Medical Systems, Inc. on [DATE].

SPAN-AMERICA MEDICAL SYSTEMS, INC.

Post Office Box 5231

Greenville, South Carolina 29606-5231

PROXY

SPAN-AMERICA MEDICAL SYSTEMS, INC.

Annual Meeting – February 22, 2017

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Span-America Medical Systems, Inc. (the “Company”), hereby revoking all previous proxies, hereby appoints JAMES D. FERGUSON and RICHARD C. COGGINS, and each of them individually, the attorney of the undersigned with power of substitution, to vote all stock of the Company standing in the name of the undersigned upon all matters at the Company’s Annual Meeting of Shareholders to be held at the Company’s headquarters at 70 Commerce Center, Greenville, South Carolina, on Wednesday, February 22, 2017, at 9:00 a.m. EST and at any adjournments or postponements thereof, with all powers the undersigned would possess if personally present, and without limiting the general authorization and power hereby given, directs said attorneys or either of them to cast the undersigned’s vote as specified on the reverse side.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

SPAN-AMERICA MEDICAL SYSTEMS, INC.

February 22, 2017

9:00 a.m. EST

70 Commerce Center, Greenville, SC 29615

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on February 22, 2017:

The Notice of Meeting, proxy statement, proxy card and annual report are available at http://www.irinfo.com/span/html/annrep.htm

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along the perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

●	“FOR” THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1;
●	“FOR” APPROVAL OF EXECUTIVE COMPENSATION IN PROPOSAL 2;
●	“FOR” AN ADVISORY VOTE ON EXECUTIVE COMPENSATION EVERY TWO YEARS IN PROPOSAL 3;
●	“FOR” APPROVAL OF THE 2017 EQUITY INCENTIVE PLAN IN PROPOSAL 4; AND
●	“FOR” APPROVAL OF THE SELECTION OF ELLIOTT DAVIS DECOSIMO, LLC AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2017 IN PROPOSAL 5.

THE NOMINEES FOR DIRECTOR LISTED BELOW WERE NOMINATED BY THE COMPANY’S BOARD OF DIRECTORS, AND PROPOSALS 2 THROUGH 5 ARE BEING MADE BY THE COMPANY. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE:

x

1.	Election of Directors as set forth in the accompanying Proxy Statement (except as marked to the contrary below).
NOMINEES
☐	FOR ALL NOMINEES	☐	Thomas F. Grady, Jr.
		☐	Dan R. Lee
☐	WITHHOLD AUTHORITY	☐	Thomas J. Sullivan
FOR ALL NOMINEES

☐	FOR ALL EXCEPT
(See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the box next to each nominee you wish to withhold as shown here: ■

2.	The proposal to approve, by non-binding vote, executive compensation, as disclosed in the Proxy Statement.

For ____     Against ____          Abstain _____

3.	To recommend, by non-binding vote, that the Company hold an advisory vote on executive compensation every:

1 Year ____      2 Years ____     3 Years ____     Abstain _____

4.	The proposal to approve the 2017 Equity Incentive Plan as described in the Proxy Statement.

For ____     Against ____          Abstain _____

5.	The proposal to approve the selection of Elliott Davis Decosimo, LLC as the Company’s independent registered public accounting firm for fiscal year 2017.

For ____     Against ____          Abstain _____

6.	At their discretion, proxies are authorized to vote upon such other matters as may properly come before the meeting.

No approval of any matter is conditioned on the approval of any other matter.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SPAN-AMERICA MEDICAL SYSTEMS, INC., IS REVOCABLE AND WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE BY THE UNDERSIGNED. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED

●	“FOR” ALL OF THE NOMINEES LISTED IN PROPOSAL 1;
●	“FOR” APPROVAL OF EXECUTIVE COMPENSATION IN PROPOSAL 2;
●	“FOR” AN ADVISORY VOTE ON EXECUTIVE COMPENSATION EVERY TWO YEARS IN PROPOSAL 3;
●	“FOR” APPROVAL OF THE 2017 EQUITY INCENTIVE PLAN IN PROPOSAL 4; AND

●	“FOR” APPROVAL OF THE SELECTION OF ELLIOTT DAVIS DECOSIMO, LLC AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2017 IN PROPOSAL 5.

Your properly signed and dated proxy card must be received at the address on the envelope provided with this proxy no later than 11:59 p.m. EST on February 21, 2017 in order for your shares to be voted by this proxy at the meeting.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder: _____________________________ Date: ________________

Signature of Shareholder: _____________________________ Date: ________________

NOTE: Please sign your name exactly as the name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.